                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                                     BY AND
                                     AMONG

                           JONES APPAREL GROUP, INC.
                                   ("JONES")

                             SAI ACQUISITION CORP.
                                   ("NEWCO")

                                      AND

                               SUN APPAREL, INC.
                                (THE "COMPANY")

                        THE SHAREHOLDERS OF THE COMPANY
                                ("SHAREHOLDERS")

                                     DATED

                               SEPTEMBER 10, 1998

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (together with all Exhibits and Schedules, this "Agreement") dated as of September 10, 1998, by and among JONES APPAREL GROUP, INC., a Pennsylvania corporation ("Jones"), SAI ACQUISITION CORP., a wholly-owned subsidiary of Jones organized under the laws of the State of Delaware ("Newco"), SUN APPAREL, INC., a Texas corporation (the "Company"), and the holders of all of the Company's issued and outstanding capital stock whose names are set forth on the signature pages hereto ("Shareholders"). (The Company and Newco are sometimes referred to herein as the "Constituent Corporations".)

                                    RECITALS

     WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the State of Texas, having an authorized capitalization consisting of 1,000,000 shares of Common Stock, no par value (the "Company Common Stock"), of which as of the date hereof, 3,780 shares are issued and outstanding and 500,000 shares of preferred stock, $1.00 par value per share, of which as of the date hereof, 215,000 shares are designated Series A Preferred Stock and are issued and outstanding (the "Series A Preferred Stock"), 201,065 shares are designated Series B Preferred Stock and are issued and outstanding (the "Series B Preferred Stock"), and 8,935 shares are designated Series C Preferred Stock and are issued and outstanding (the "Series C Preferred Stock" and collectively, with the Series A Preferred Stock and the Series B Preferred Stock, the "Company Preferred Stock");

     WHEREAS, Newco is a corporation duly organized and validly existing under the laws of the State of Delaware, having an authorized capital stock consisting of 200 shares of Common Stock, no par value (the "Newco Shares"), of which as of the date hereof, 200 shares are issued and outstanding; and

     WHEREAS, Jones, the Boards of Directors of each of the Constituent Corporations and Shareholders, respectively, deem it advisable for the welfare and best interests of the Constituent Corporations and for the best interests of the respective shareholders of said corporations that the Company be merged with and into Newco (the "Merger") on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (i) The terms "Affiliate" and "Associate" have the meanings prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

          (ii) "Code" means the Internal Revenue Code of 1986, as amended.

          (iii) "Company Shares" means the issued and outstanding shares of the Company Common Stock and Company Preferred Stock.

          (iv) "Disclosure Schedule" means the schedule to be delivered by Shareholders to Jones containing the information required to be included therein pursuant to this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered section of the Disclosure Schedule.

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          (v) "Company Subsidiary" means any corporation, limited liability company, partnership or other entity, (a) of which the Company directly or indirectly owns or controls at the time equity interests which have in ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the governing body of said entity, or
     (b) of which an equity interest of the character described in the foregoing clause (a) shall at the time be owned or controlled directly or indirectly by the Company and one or more Company Subsidiaries as defined in the foregoing clause (a) or by one or more such Company Subsidiaries.

          (vi) "Jones Common Stock" means the common stock, $.01 par value, of Jones.

          (vii) "Knowledge" when applied to Shareholders assumes due inquiry by them of those persons disclosed as officers under the captions "Directors and Executive Officers" and "Senior Officers" in the Registration Statement.

          (viii) "Registration Statement" means the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission on May 26, 1998 -- File No. 333-53597.

          (ix) "Sun Accounting Principles" means generally accepted accounting principles ("GAAP") as applied by the Company consistent with past practices through June 30, 1998, including a refinement in the method used by the Company in 1997 for the capitalization of manufacturing overhead costs into inventory and a refinement in the method used currently by the Company for the capitalization of Polo retail development costs to make it consistent with the method used in 1997.

          (x) "Sun Division" means the existing businesses of the Company and the Company Subsidiaries described in the Registration Statement under the heading "Business" conducted by Jones following the Closing, either as a separate corporation or as an operating division of Jones, as well as any business or businesses conducted by Jones, or by any subsidiary or affiliated corporations of Jones, which represent a succession to and a continuation of such businesses, as the same may be expanded from time to time with the prior written consent of Jones.

          (xi) "Tax Benefits" means the amount of (i) any tax benefit arising from an item of loss or deduction for any tax purpose and (ii) the full amount of any tax credit.

          (xii) "Tax Credits Receivable" means the sum of the amount of any Tax Benefits which arise as a result of (i) the payment of the redemption premium on the promissory note payable to Vestar/Sun Holding Company L.L.C. ("Vestar") listed on Section 6.4 of the Disclosure Schedule; (ii) the grant to Mindy Grossman ("Grossman") of a 1% interest in the Common Stock of the Company immediately prior to the Closing and the payment of any additional consideration to Grossman at the Closing; (iii) the write-off of deferred financing fees arising out of the payment of the indebtedness listed on
     Section 6.4 of the Disclosure Schedule; (iv) the loss on the interest rate protection contracts which are terminated as of the Closing; (v) the write-off of expenses in connection with the proposed IPO of the Company;
     (vi) the write-off of prepayment penalties relating to the prepayment of the promissory note issued by the Company to John Alden Life Insurance Company (subsequently assigned to SunAmerica Life Insurance Company); and
     (vii) expenses incurred by the Company and the Shareholders arising out of this Agreement and the consummation of the transactions contemplated hereby.

          (xiii) "Total Debt" means all indebtedness of the Company and the Company Subsidiaries for money borrowed, plus capitalized lease obligations and accrued interest, minus cash and cash equivalents and Tax Credits Receivable, in each case as of the Closing Date and excluding trade accounts payable, letters of credit, preferred stock and accrued liabilities, but including all premiums, penalties, make whole payments, fees and any other costs and expenses of every nature necessary to effectuate payment in full of any such indebtedness.

          (xiv) "Working Capital Deficiency" means the amount by which the Company's Working Capital as of the Closing Date is less than $96 million. "Working Capital Surplus" means the amount by which the Company's Working Capital as of the Closing Date is more than $96 million. "Working Capital" means current assets (excluding cash, cash equivalents, Tax Credits Receivable and deferred financing costs) less current liabilities (other than accrued interest and other current liabilities included in Total Debt) and less liabilities and expenses incurred (but not paid) in connection with this Agreement and the transactions contemplated hereby not otherwise accrued, calculated in accordance with Sun Accounting Principles.

                                   ARTICLE II

                                   THE MERGER

     2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.4 hereof), the Company shall be merged with and into Newco (the "Merger") in accordance with the applicable provisions of the laws of the States of Delaware and Texas and the separate corporate existence of the Company shall cease and Newco shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation"). The name of the Surviving Corporation shall be changed to "Sun Apparel, Inc."

     2.2. EFFECT OF MERGER. At the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of Newco shall continue in effect and be unimpaired by the Merger and the corporate existence of the Company shall cease and Newco will succeed, without other transfer or further act or deed, to all the rights, interests and properties, powers, assets and qualifications of the Company and shall be subject to all the debts, limitations, liabilities and obligations of the Company in the same manner as if Newco itself had incurred them. All rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired by the Merger.

     2.3. FILING. Upon fulfillment or waiver of the conditions specified in this Agreement, and provided that this Agreement has not been terminated in accordance with the provisions hereof, on the Closing Date (as defined in Section 2.11), Jones and the Company will cause (a) a certificate of merger, in substantially the form of Exhibit B-1 hereto (the "Delaware Certificate of Merger"), to be executed, attested and filed with the office of the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL; and (b) articles of merger, in substantially the form of Exhibit B-2 hereto (the "Texas Articles of Merger"), to be executed, attested and filed with the office of the Secretary of State of the State of Texas as provided in Section 5.04 of the TBCA.

     2.4. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time as both the Delaware Certificate of Merger and the Texas Articles of Merger have been duly filed or at such subsequent time as Jones and the Company may agree as specified in the Delaware Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     2.5. CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. At the Effective Time, the Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time (as amended pursuant to the Delaware Certificate of Merger), shall be and continue to be the Certificate of Incorporation of the Surviving Corporation until the same shall be further amended as provided therein and as provided by applicable law, except that
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the Corporation is Sun Apparel, Inc." There is hereby reserved to the Surviving Corporation the right, from and after the Effective Time, to amend, alter or modify its Certificate of Incorporation, as authorized, and in the manner permitted, by Newco's Certificate of Incorporation, its By-Laws and applicable law.

     2.6. BY-LAWS OF THE SURVIVING CORPORATION. At the Effective Time, the By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until the same shall be amended or repealed as provided in the Certificate of Incorporation of Newco, its By-Laws and applicable law; provided, however, that the Newco shall not amend Section
4.3 of its By-laws for so long as Eric A. Rothfeld ("Rothfeld") is employed under the Rothfeld Employment Agreement.

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

     2.7. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The following persons shall be appointed to serve as the directors and officers of the Surviving Corporation, effective upon the Effective Time:

          Directors:

          Four designees of Jones, including the Chairman of the Board; Eric A. Rothfeld and Mindy Grossman.

          Chairman of the Board: Sidney Kimmel.

          Officers:

          President and Chief Executive Officer: Eric A. Rothfeld.

     In addition, immediately after the Closing all of the present officers of the Company shall continue to serve as officers of the Sun Division until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In the event that any person referred to above is unable or unwilling to serve as a director or officer and his successor has not yet been appointed and qualified, then the vacancy caused thereby shall be filled as provided in the By-Laws of the Surviving Corporation and applicable law. Such persons shall serve as officers and directors until the earlier of their resignation or removal or otherwise ceasing to serve or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding anything in this Section 2.7, Rothfeld and Grossman shall be elected as directors of the Surviving Corporation for so long as they are employed under the Rothfeld Employment Agreement and the employment agreement being executed and delivered on the date hereof between Grossman and R.L. Management, Inc., a Delaware corporation ("R.L. Management") (the "Grossman Employment Agreement"), respectively.

     2.8. TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     2.9.  CONVERSION.

     (a) The manner and basis of converting the shares of each of the Constituent Corporations, and the consideration which the holders of such shares shall receive, are as follows:

          (i) Each Newco Share issued and outstanding immediately prior to the Effective Time, shall continue to remain outstanding and shall be unaffected by the Merger.

          (ii) The aggregate value of cash and shares of Jones Common Stock which shall be issuable to the holders of the Company Shares at the Closing pursuant to the Merger (the "Jones Shares") shall be equal to $475 million
     (A) less the sum of (I) the Total Debt of the Company (on the Closing Date) and (II) the Working Capital Deficiency of the Company (on the Closing
     Date), if any, and (B) plus the sum of (I) the Working Capital Surplus of the Company (on the Closing Date), if any, and (II) $27,777.77 for each day after October 1, 1998 up to and including the date that the Closing (defined below) occurs ("Aggregate Merger Consideration"), of which 59% (subject to adjustment as provided in Sections 2.16 and 2.17 below) shall be paid in cash ("Cash Merger Consideration") and 41% (subject to adjustment as provided in Sections 2.16 and 2.17 below) shall be paid by issuance of Jones Common Stock (the "Stock Merger Consideration") valued at $26.00 (the "Jones Initial Share Value"). Notwithstanding the foregoing, the proportions of cash and Jones Common Stock comprising the Aggregate Merger Consideration shall be adjusted to the extent necessary in accordance with Sections 2.16 and 2.17 hereof. In the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of the Jones Common Stock occurring after the date hereof and prior to the Closing, the Jones Initial Share Value shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (iii) Each share of the Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash in an aggregate amount equal to the

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

     quotient of (x) the aggregate liquidation preference of all shares of Company Preferred Stock plus any accumulated and unpaid dividends thereon through the Closing Date (the "Aggregate Preferred Stock Value") divided by
     (y) the total number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time (the "Preferred Stock Per Share Amount"); provided, however, that if as a result of the operation of Sections 2.16 and 2.17 the Total Cash Consideration is less than the Aggregate Preferred Stock Value, any such shortfall shall be converted into the right to receive Jones Common Stock (valued at the Stock Consideration Value (as defined in Section 2.16 below)).

          (iv) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash and Jones Common Stock (valued at the Jones Initial Share Value) in an aggregate amount equal to the quotient of (x) the Aggregate Merger Consideration minus the Aggregate Preferred Stock Value divided by
     (y) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

          (v) The Aggregate Merger Consideration less the Aggregate Preferred Stock Value shall be payable to the Shareholders in respect of their Company Common Stock in such proportions of cash and Jones Common Stock as the Shareholders shall direct in a written communication to Jones delivered not less than two (2) business days prior to the Closing; provided, however, that at least 40% of the Aggregate Merger Consideration allocated to Rothfeld and the Rothfeld Family Trust shall be delivered in Jones Common Stock, and at least 20% of the Aggregate Merger Consideration allocated to Grossman shall be delivered in Jones Common Stock.

          (vi) No fractional shares of Jones Common Stock shall be issued upon surrender for exchange of certificates for Company Shares. Notwithstanding any other provision of this Agreement, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Jones Common Stock shall receive in lieu thereof cash (without interest) in an amount equal to the product of such fractional part and the Jones Initial Share Value of a share of Jones Common Stock.

     (b) (i) On the Closing Date, Shareholders shall deliver to Jones the certificates representing their Company Common Stock or Company Preferred Stock, as the case may be, for cancellation by the Surviving Corporation, and Jones shall issue to Shareholders certificates representing the Jones Shares and cash to which such persons are entitled pursuant to Section 2.9(a).

          (ii) Until surrendered in accordance with the provisions of this
     Section 2.9(b), the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Company Common Stock or Company Preferred Stock shall represent for all purposes the right to receive Jones Shares and cash as provided above.

     2.10. CONSIDERATION. On September 30, 1998, Shareholders shall deliver to Jones and Newco an estimated September 30, 1998 balance sheet of the Company, and Shareholders together with Jones shall discuss in good faith any adjustments which Jones reasonably believes should be made to such projected balance sheet, which as finally agreed to between Jones and Shareholders, is referred to as the "Projected Balance Sheet". Using the Total Debt and Working Capital Deficiency or Working Capital Surplus, if any, as reflected in the Projected Balance Sheet, the parties shall agree upon the amount of the Aggregate Merger Consideration which would be payable based upon the Projected Balance Sheet ("Tentative Aggregate Merger Consideration"), and Jones shall pay such amount at the Closing ("Closing Merger Consideration"), subject to post closing adjustment as provided in Section 2.13. Vestar covenants and agrees that it shall retain and, if applicable, hold record and beneficial ownership of (and not distribute to any of its officers, directors, employees or partners) a portion of the Jones Common Stock delivered to it as part of the Closing Merger Consideration (valued at the Jones Initial Share Value), cash or a combination thereof having a value of or equal to at least $7.5 million until the "Post-Closing Adjustment" (as defined in Section 2.13(a)) shall have been determined and agreed to by the parties in accordance with Section 2.13 below and any amount to be paid to Jones has been paid.

     2.11.  CLOSING.

     (a) The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the offices of Phillips Nizer Benjamin Krim & Ballon LLP, 666 Fifth Avenue, New York, New York 10103 after the satisfaction or waiver of the conditions set forth in Articles VIII and IX hereof, but in any event on or after September 28, 1998, at 4:30 p.m. New York City time (the "Closing Date").

     (b) At the Closing, the Company and Shareholders shall deliver to Jones and Newco the following:

          (i) the payoff letters pursuant to Section 9.4;

          (ii) the certificates for the Company Common Stock and the Company Preferred Stock, as the case may be, pursuant to Section 9.5; and

          (iii) documents reasonably satisfactory to Jones terminating agreements with Affiliates and evidencing the resignations required under
     Section 9.6.

     (c) At the Closing, Jones and Newco shall deliver to the Company and Shareholders the certificates representing the Jones Shares and a wire transfer or intra-bank transfer with respect to the Cash Merger Consideration. Solely for purposes of facilitating the delivery of the Closing Merger Consideration on the Closing Date, the parties agree to cooperate with each other after the date hereof in establishing accounts at a single mutually acceptable banking institution.

     2.12. FURTHER ASSURANCES. After the Closing, Shareholders shall from time to time, at the request of Jones or the Surviving Corporation and without further cost or expense to Jones or the Surviving Corporation, execute and deliver such other instruments of conveyance and transfer and take such other actions as Jones or the Surviving Corporation may reasonably request, in order to effectuate the Merger and the transactions contemplated hereby.

     2.13.  POST-CLOSING ADJUSTMENT.

     (a) The Shareholders shall cause Company to prepare, and engage Ernst & Young LLP ("E&Y") to audit, consolidated financial statements of the Company and the Company subsidiaries as of and for the period beginning January 1, 1998 through the Closing Date (the "Closing Financial Statements"), including a balance sheet as of Closing Date (the "Closing Balance Sheet") and to conduct a physical inventory, in accordance with Sun Accounting Principles. The cost of the preparation of the Closing Financial Statements (including inventory) and audit shall be paid by Shareholders; however, Jones and its representatives shall be permitted to observe and kept informed regarding every aspect of the preparation of the Closing Financial Statements and audit and to communicate with the Company and E&Y personnel with respect to the preparation of the Closing Financial Statements and the conduct of the audit. The Tentative Aggregate Merger Consideration shall be increased or decreased to the extent that Total Debt or the Working Capital Deficiency (if any), as calculated by E&Y based upon the Closing Balance Sheet, is less or greater, as the case may be, than the Total Debt and Working Capital Deficiency (if any) used to calculate the amount of the Tentative Aggregate Merger Consideration and shall be decreased or increased to the extent that the Working Capital Surplus (if any), as calculated by the Company based upon the Closing Balance Sheet, is less or greater, as the case may be, than the Working Capital Surplus (if any) used to calculate the amount of the Tentative Aggregate Merger Consideration ("Post Closing Adjustment").

     (b) No later than 60 days after the Closing, the Shareholders shall cause E&Y to deliver to Jones and Shareholders (i) the Closing Financial Statements (including the Closing Balance Sheet), with E&Y's opinion thereon, and (ii) an Agreed Upon Procedures Report showing the calculation of the Post Closing Adjustments to be made in accordance with Section 2.13(a) above (collectively, "Closing Documents"). Unless either Jones or Shareholders, within 10 days after receipt of the copy of the Closing Documents, notifies the other party of any disagreement with the Post Closing Adjustments, the Closing Documents shall be final and shall be accepted by and be binding upon both Jones and Shareholders. If either party so notifies the other party of any such disagreement within such 10 day period and such disagreement cannot be amicably resolved within an additional period of 30 days, the disagreement as to the Post Closing Adjustments shall be submitted for final determination to a big four accounting firm selected by mutual agreement of Shareholders
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

and Jones, or, in the absence of agreement on such firm, to a big four accounting firm jointly designated by E&Y and BDO Seidman LLP ("BDO") ("Appeal Accountants"), whose review of the Post-Closing Adjustments shall be limited to those items in dispute. During such 30-day period, each party may make a written settlement proposal to the other or, failing such written proposal, shall be deemed to have made a written settlement proposal accepting the decision of E&Y. Any Appeal Accountants selected pursuant to this Section 2.13 must have the ability to resolve any dispute within 60 days after notice of such dispute is given. The party whose final written proposal was further from the final decision shall bear all reasonable costs and expenses of both parties in resolving such dispute. The Appeal Accountants shall render their final determination with respect to the resolution of such disputes, which shall be final and binding on the parties, and shall deliver copies thereof to Jones and Shareholders.

     (c) To the extent the Tentative Aggregate Merger Consideration as adjusted by this Section 2.13 exceeds the Closing Merger Consideration, the amount of such excess shall be paid to Shareholders, and to the extent the Tentative Aggregate Merger Consideration as adjusted by this Section 2.13 is less than the Closing Merger Consideration, the amount of such excess shall be paid by Shareholders to Jones, in each case in proportion to the percentage of the Tentative Aggregate Merger Consideration paid to each Shareholder, and within five days after such amount is finally determined. Each payment hereunder with respect to each Shareholder shall be in the forms set forth in Sections 2.9(a)(iii) and 2.9(a)(iv).

     (d) The cash portion of each such payment shall bear interest at the prime rate of the Chase Manhattan Bank from the Closing Date to the date of payment. The stock portion of any such payment shall be valued at the Jones Initial Share Value.

     2.14. ADDITIONAL PAYMENT TO SHAREHOLDERS. In addition to the Aggregate Merger Consideration provided for under Section 2.9 hereof, Shareholders shall be entitled to receive such additional consideration in respect of the Merger as shall be payable in accordance with this Section 2.14. In each of the calendar years listed below (each a "Target Year") that EBIT (as defined below) of the Sun Division exceeds the Threshold Amount listed below (the "Threshold Amount"), Jones will pay to Shareholders ("Additional Payments"), in such proportions as the Shareholders shall have directed in a written communication to Jones not less than two (2) business days prior to the Closing, $2.00 for each $1.00 of such excess:

TARGET YEAR                                    THRESHOLD AMOUNT
-----------                                    ----------------
                                                  (MILLIONS)
  1998.......................................       $57.0
  1999.......................................       $58.0
  2000.......................................       $63.0
  2001.......................................       $85.0

          (a) Manner of Payment. The Additional Payments shall be payable 59% in cash and 41% in Jones Common Stock. The number of shares of Jones Common Stock deliverable to Shareholders with respect to any Target Year shall be determined by dividing that portion of the Additional Payment due in Jones Common Stock by the average daily last sale price of Jones Common Stock on the New York Stock Exchange ("NYSE") composite transactions tape during the last 20 days on which Jones Common Stock is traded of the month of March following the Target Year (the "Calculation Period") (the "Jones Contingent Stock"). Notwithstanding the foregoing, the proportions of cash and Jones Contingent Stock comprising the Additional Payments shall be adjusted to the extent necessary in accordance with Section 2.16 hereof. In the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of Jones Common Stock occurring during or after the Calculation Period but prior to the issuance of shares of Jones Contingent Stock with respect to any Target Year, the number of shares to be issued as Jones Contingent Stock shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. To the extent that any portion of the Additional Payments is deemed to be interest, such interest shall be deemed to be paid in cash.

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

          (b) Calculation of EBIT. For the purposes of this Section 2.14, the "EBIT" of the Sun Division shall mean the net income, before extraordinary items (as defined in accordance with GAAP) of income, gain, loss and expense and before all income taxes and other taxes now or hereafter in effect that are assessed on income (including Texas franchise taxes to the extent that such taxes are assessed on income) and interest expense and finance charges (including bank financing costs, the interest portion of capital leases, bank commitment fees, amortization of loan origination costs, factoring interest charges and other financing costs and expenses) of the Sun Division, computed in accordance with Sun Accounting Principles, except that the following provisions shall govern the computation of the EBIT of the Sun Division for purposes of this Section 2.14:

             (i) Those nonrecurring items of income, gain, loss or expense of the Sun Division listed on Section 2.14(b) of the Disclosure Schedule shall be excluded from such computation. The parties hereto agree that, with respect to the amortization of the costs of moving certain of the Sun Division's operations to Mexico, the parties shall negotiate in good faith to determine a reasonable period of time over which to amortize such costs, taking into account the benefits to be derived from the move to Mexico and the period of time over which such benefits will accrue, and adhering to the following general principles: (i) all capital items will be amortized over their normal useful lives in accordance with Sun Accounting Principles and (ii) all expense items, including severance charges, will be amortized over three years.

             (ii) Any purchase accounting adjustments arising out of the transactions contemplated hereby, shall be excluded from the computation.

             (iii) To the extent that the Sun Division incurs losses, charges or expenses for which the Shareholders (other than the Rothfeld Family Trust and Grossman) make indemnification payments to Jones pursuant to
        Section 11.2, the amount of such indemnification payments (to the extent actually paid and not included in the computation) shall be added back to EBIT for the period in which such payments were charged.

          (c) Treatment of Certain Expenses and Charges.

             (i) As used herein:

                (A) "Replacement Services" shall mean those business services which are utilized by the Sun Division following the Closing which are of the same kind of service used prior to the Closing by the Company, and which Jones requires be provided to the Sun Division either by Jones' internal staff (e.g. credit and collection), or by a third party vendor different from that which provided the services to the Company prior to the Closing (e.g. insurance); the charges to the Sun Division by Jones or a third party vendor for such Replacement Services are referred to herein as "Replacement Services Expenses";

                (B) "New Services" shall mean those business services which are utilized by the Sun Division following the Closing which are of a kind not used by the Company prior to the Closing, but which are required by Jones (e.g. review of quarterly financial statements by independent auditors); the charges to the Sun Division of such New Services are referred to herein as "New Services Expenses";

                (C) "Required Charges/Write-Offs" shall mean those charges to the Sun Division for severance of employees, asset write-offs and the like which are incurred by the Sun Division as a result of the providing of Replacement Services; and

                (D) "Sun Division Sales Growth" shall mean the percentage increase in Sun Division net revenue in the calculation year from the immediately preceding calendar year (with respect to 1999, the growth shall be measured by comparison to combined net revenue in 1998 of the Company and the Sun Division).

             (ii) Jones shall allocate Replacement Services Expenses and New Services Expenses in the same manner that Jones allocates such expenses to its other divisions. In no event shall the Sun Division be charged with a general allocation of Jones' corporate overhead expenses.

             (iii) Jones will provide ER reasonable advance notice in writing of its intent to require Replacement Services and the estimated Replacement Services Expenses and related Required Charges/Write-Offs to be incurred by the Sun Division.

             (iv) If ER agrees to the providing of specific Replacement Services ("Agreed Replacement Services"), Replacement Services Expenses ("Agreed Replacement Services Expenses") and related Required Charges/Write-Offs shall be charged to the Sun Division for such Agreed Replacement Services. It is understood and agreed by the parties hereto that EBIT will reflect the savings (if any) which result or accrue from Agreed Replacement Services.

             (v) If ER does not agree to the providing of specific Replacement Services, Jones may require that the Sun Division accept (and ER shall accept) such specific Replacement Services as to which ER has objected ("Objected Replacement Services"). Replacement Services Expenses for such Objected Replacement Services ("Objected Replacement Services Charges") shall be charged to the Sun Division. It is understood and agreed that EBIT will not reflect the savings (if any) which result from Objected Replacement Services.

             (vi) EBIT of the Sun Division otherwise calculated pursuant to
        Section 2.14(b) shall be adjusted as follows:

                (A) If the sum of Objected Replacement Services Charges plus related Required Charges/Write-Offs exceeds the "Adjusted Prior Year's Expenses" for Objected Replacement Services, EBIT shall be increased by such excess;

                (B) If the Adjusted Prior Year's Expenses for Objected Replacement Services exceeds the sum of Objected Replacement Services Charges plus related Required Charges/Write-Offs, EBIT shall be decreased by such excess, and

                (C) If the sum of Agreed Replacement Services Expenses plus related Required Charges/ Write-Offs plus total New Services Expenses, exceeds the Adjusted Prior Year's Expenses for Agreed Replacement Services, EBIT shall be increased by such excess, but only up to the amount of total New Services Expenses.

                (D) As used herein, the Adjusted Prior Year's Expenses for Replacement Services shall mean, with respect to a specific Replacement Service:

                    Costs of such service in the prior year x (1+ (.75 x Sun
               Division Sales Growth)).

             (vii) It is also the intention of Jones to add to the Sun Division two executives reasonably acceptable to Rothfeld who shall report directly to Rothfeld. Notwithstanding the foregoing, each of the members of the Sun Division's Board of Directors shall have complete access at all times to such executives. Fifty percent (50%) of up to $1,000,000 of the aggregate compensation payable to such executives per Target Year will be considered a direct expense of the Sun Division.

          (d) Post-Closing Conduct of Business by Jones. Following the Closing Jones shall:

             (i) through December 31, 1999, provide the Sun Division with adequate capital to support its capital expenditure plan as approved by Jones prior to the date hereof and set forth in Schedule 2.14(d) hereto; provided that budgeted capital expenses which are not spent during the Target Year may be carried over to the following Target Year's budget for use as previously approved without further approval by Jones (thereby increasing such subsequent Target Year's capital expense budget);

             (ii) with respect to each of Target Year 2000 and Target Year 2001, provide the Sun Division with adequate capital to support its capital expenditure plan in the amount approved by Jones prior to the date hereof and set forth in Schedule 2.14(d) hereto (the specific items within such capital expenditure plan being subject to approval by Jones upon delivery by the Sun Division of data similar in level of detail to that provided for the Target Year 1998 and Target Year 1999 as set forth in Section 2.14(d) of the Disclosure Schedule); provided that if EBIT of the Sun Division for the immediately preceding fiscal year (the "Prior Year") did not equal or exceed the Threshold Amount for such Prior Year, then the amount of capital that Jones is obligated to provide the Sun Division for the Target Year shall correspondingly be reduced by the percentage that EBIT was below the Threshold Amount for such Prior Year; provided that budgeted capital expenses which are not spent during the Target Year may be carried over to the following Target Year's budget for use as previously approved without further approval by Jones (thereby increasing such subsequent Target Year's capital expense budget);

             (iii) not cause the Sun Division to terminate or reduce any existing business or line of business of the Sun Division so long as such business or line of business has positive EBIT during the period consisting of the four fiscal quarters ending at least 45 days prior to such termination or reduction, or cause the Sun Division to enter into any new business or line of business, in each case, so long as Rothfeld is employed by the Sun Division, without Rothfeld's prior approval. Notwithstanding the foregoing, the Sun Division shall be permitted to continue the Todd Oldham division through December 31, 2001 so long as losses for the Todd Oldham division do not exceed such division's losses for 1998;

             (iv) so long as Rothfeld is employed by the Sun Division, consult with Rothfeld prior to expanding its business or entering into a jeanswear business that is comparable to or competitive with the Polo Jeans Company business conducted by the Sun Division, it being understood that the ultimate decision for the actions set forth in this clause (iv) is to be made by Jones, and it being further understood that Jones will not conduct any business under the Polo Jeans Company name other than through the Sun Division without Rothfeld's prior written approval; and

             (v) provide the Sun Division with adequate letters of credit and working capital as are reasonably necessary to operate the Sun Division consistent with the manner in which the business has been conducted prior to the date hereof.

          Following the Closing, the Sun Division may manufacture jeanswear or other products for Jones at mutually agreed prices. If Jones and the Sun Division cannot agree on a mutually acceptable price, the Sun Division will manufacture such jeanswear and other products at the lowest price for its most recent orders accepted for new styles not previously manufactured of like products, taking into account all relevant factors, terms and conditions including, without limitation, fabric quality and pricing, trim quality and pricing, garment construction, washing and finishing quality and pricing, unit volume and consistency, ancillary services necessary to manufacturing and distribution, factory capacity or availability, delivery and timing requirements and prior commitments.

          (e) Further Assurances. In the event that Rothfeld is not employed by the Sun Division, Jones shall, through December 31, 2001, cause the Sun Division to be operated reasonably consistent with past practice so long as
     (A) the Sun Division's EBIT continues to be equal to or greater than the Threshold Amounts and (B) no event has occurred that would give rise to Jones' right to terminate or limit Rothfeld's authority pursuant to Section
     7.10 below. Notwithstanding the foregoing, through December 31, 2001, Jones shall not (A) change the manner in which it allocates expenses or charges for services provided to the Sun Division or (B) contribute to the Sun Division a business that, during the twelve-month period prior to the date of such contribution, had a negative EBIT.

          (f) Information to Vestar, Rothfeld and the Rothfeld Family Trust. In the event that Rothfeld is not employed by Jones or the Sun Division, Jones shall, through December 31, 2001, provide each of Vestar and Rothfeld (or if Rothfeld is then deceased, the Rothfeld Family Trust) with monthly financial reports and grant Vestar and Rothfeld (or the Rothfeld Family Trust, as the case may be) the opportunity to visit with and reasonably ask questions of a senior financial officer of Jones at Jones' offices, and such officer shall be instructed by the Company to provide answers within a reasonable period of time, regarding such financial reports and the Company's general performance; provided, however, that such visits shall (i) be no more frequent than once each fiscal quarter, (ii) take place during Jones' normal business hours upon reasonable prior notice thereof and (iii) not interfere with Jones' business and affairs.

          (g) Board Approval. Each Additional Payment shall be payable within the time provided in Section 2.15(a) below. On or prior to payment, any Additional Payment shall be approved by either (i) the Board of Directors of Jones or (ii) a committee comprised solely of two or more non-employee directors of Jones.

          (h) Survival After Closing.  The obligations of Jones under Section
     2.14 shall survive the Closing and any termination of Rothfeld's employment under the Rothfeld Employment Agreement.

          (i) Opportunity to Earn Additional Payments. The Shareholders' opportunity to earn the Additional Payments under Section 2.14 is one of the inducements for the Shareholders to enter into the Merger Agreement, and Shareholders believe that Rothfeld's continued employment by Jones or Newco will enable them to earn greater Additional Payments than if he were not so employed. In the event that Newco terminates Rothfeld's employment without "Cause" or Rothfeld terminates his employment by Newco for "Good Reason" (as each such term is defined in the Rothfeld Employment Agreement), Shareholders shall not be precluded from seeking damages measured by the loss of the opportunity to earn the Additional Payments. The Shareholders shall bear the burden of proving whether and to what extent the lost opportunity of achieving Additional Payments resulted from the Company's termination of Rothfeld's employment without Cause or Rothfeld's termination of his employment for Good Reason.

     2.15. TIMING OF ADDITIONAL PAYMENTS. (a) On the third business day after the end of the Calculation Period, Jones will deliver to Shareholders a statement setting forth in reasonable detail its calculation of the EBIT of the Sun Division during the Target Year and the amount of any Additional Payments to be paid to Shareholders pursuant to Section 2.14, which statement shall be accompanied by payment to Shareholders, by delivery of the Jones Contingent Stock and by wire transfer of immediately available funds to one or more accounts designated by Shareholders, representing the Additional Payments as shown thereon. If within 30 days after delivery of such statement Shareholders have not given notice to Jones disputing such statement, Jones shall thereafter have no further liability to Shareholders for the Additional Payment with respect to such Target Year under Sections 2.14.

     (b) In the event Shareholders give Jones such notice of dispute within such 30-day period, Shareholders and Jones will use their good faith, best efforts to settle the dispute within 30 days after the giving of such notice. In connection with such dispute, Jones shall provide Shareholders such access to the financial books and records of the Sun Division with respect to the Target Year as is reasonably necessary to determine the amount of EBIT for the Sun Division for the Target Year. Any dispute unresolved after such 30-day period shall be submitted to a big four accounting firm selected by mutual agreement of Shareholders and Jones, or, in the absence of agreement on such firm, to a big four accounting firm jointly designated by E&Y and BDO. During such 30-day period, each party may make a written settlement proposal to the other or, failing such written proposal, shall be deemed to have made a written settlement proposal accepting the calculation proposed by Jones. Any public accounting firm selected pursuant to this Section 2.15 must have the ability to resolve any such dispute within 60 days after notice of such dispute is given. Such accounting firm shall render its final decision with respect to the resolution of such dispute, which shall be final and binding on the parties hereto, and shall deliver copies thereof to Jones and Shareholders. Jones shall issue any further Jones Contingent Stock and/or make further payments to Shareholders required in order to comply with such decision within five days after such decision is rendered. The party whose last written settlement proposal to the other party is further from the final decision shall bear all reasonable costs and expenses of both parties in resolving such dispute.

     2.16. CASH LIMITATION. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash consideration (the "Total Cash Consideration") to be paid to the Shareholders pursuant to this Agreement (including the Cash Merger Consideration payable pursuant to Section 2.9(a), the cash portion of any Additional Payments payable pursuant to Section 2.14(a) (excluding the amount of any interest deemed attributable thereto) and any cash paid in lieu of fractional shares of Jones Common Stock) shall not exceed 59% of the total of the Aggregate Merger Consideration plus any Additional Payments (excluding the amount of any interest deemed attributable thereto)(the "Cash Limitation"). Solely for purposes of determining the Cash Limitation in calculating the Aggregate Merger Consideration plus any Additional Payments (excluding the amount of any interest deemed attributable thereto), the value of each share of Jones Common Stock and Jones Contingent Stock issued pursuant to this Agreement shall equal the average of the high and low trading prices of shares of Jones Common Stock on the NYSE composite transactions tape on (i) the Closing Date, in respect of each payment of Jones Common Stock on the Closing Date (the "Stock Consideration Value") and
(ii) the issuance date, in respect of the payment of Jones Contingent Stock (the "Contingent Stock Consideration Value"). If the Total Cash Consideration payable to the Shareholders pursuant to this Agreement would exceed the Cash Limitation, but for this Section 2.16, Jones shall be required to issue additional shares of Jones Common Stock or Jones Contingent Stock, as the case may be, to the Shareholders in lieu of cash in an amount necessary to ensure that the Total Cash Consideration does not exceed the Cash Limitation. If additional shares of Jones Common Stock or Jones Contingent Stock are issued pursuant to the preceding sentence, the amount of cash payable to the Shareholders shall be reduced by an amount equal to the number of such additional shares issued multiplied by the Stock Consideration Value or the applicable Contingent Stock Consideration Value, as the case may be.

     2.17. ADJUSTMENT FOR PREPAYMENT OF VESTAR NOTES. Notwithstanding anything in this Agreement to the contrary, after making the adjustment (if any) required under Section 2.16, the Cash Merger Consideration shall be reduced by an amount equal to 41% of the Vestar Prepayment Amount as defined below (the "Prepayment Adjustment Amount") and simultaneously, the Stock Merger Consideration shall be increased by a number of shares of Jones Common Stock (the "Vestar Adjustment Shares") equal to (x) the Prepayment Adjustment Amount divided by (y) the Stock Consideration Value. For purposes hereof:

          (a) "Vestar Notes" shall mean, collectively, (i) the promissory note dated September 26, 1997 issued by the Company in the initial aggregate principal amount of $9,355,250 and payable to Vestar; and (ii) the promissory note dated September 26, 1997 issued by the Company in the initial aggregate principal amount of $20,644,750 and payable to Vestar.

          (b) "Vestar Prepayment Amount" shall mean all amounts (including interest, premiums, penalties, make whole payments, fees and any other costs of every nature whatsoever) necessary to effectuate the payment in full of the indebtedness evidenced by the Vestar Notes on the Closing Date.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each Shareholder (other than Grossman) represents, covenants and warrants, jointly and severally, to Jones and Newco as follows:

     3.1. CORPORATE ORGANIZATION; ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions listed in Section 3.1 of the Disclosure Schedule which are all the jurisdictions in which such qualification is required except jurisdictions in which the Company's failure to qualify to do business will have no material adverse effect on the business, operations, properties, assets or financial condition of the Company. The copies of the articles of incorporation and by-laws and all amendments thereto of the Company heretofore delivered to Jones are complete and correct copies of such instruments as presently in effect.

     3.2. CAPITALIZATION OF THE COMPANY. As of the date of this Agreement, the authorized capital stock of the Company consists of the Company Common Stock, of which 3,780 shares are issued and outstanding, and the Company Preferred Stock, of which 425,000 shares are issued and outstanding. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in

Section 3.2 of the Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for the Company's capital stock; (b) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

     3.3. SUBSIDIARIES. Section 3.3 of the Disclosure Schedule sets forth the name, jurisdiction of organization and capitalization of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. Except as disclosed in Section 3.3 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, limited liability company, partnership or any other entity or have any direct or indirect equity or ownership interest in any business. Except as and to the extent set forth in Section 3.3 of the Disclosure Schedule, all the outstanding equity securities of each Company Subsidiary (except for directors' qualifying shares) are owned directly or indirectly by the Company free and clear of all liens, options or encumbrances of any kind and all claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any person except the Company. Each Company Subsidiary (i) is an entity duly organized, validly existing and in good standing under the laws of its state of organization; and
(ii) has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Each Company Subsidiary is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction listed opposite the name of such Company Subsidiary in Section 3.3 of the Disclosure Schedule which are the only jurisdictions in which the properties owned or leased or the nature of the business conducted by it makes such qualification necessary. The copies of the certificate of incorporation and by-laws or other organizational certificate and all amendments thereto of each Company Subsidiary heretofore delivered to Jones are complete and correct copies of such instruments as presently in effect.

     3.4.  AUTHORIZATION; NO VIOLATION.

     (a) The Company has full corporate power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Company and Shareholders have taken all action required by law, the Company's articles of incorporation, its by-laws or otherwise to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     (b) Except as set forth in Section 3.4(b) of the Disclosure Schedule (and other than (i) leases entered into in the ordinary course of business which individually either require annual payments of less than $100,000 or have terms of less than 3 years or (ii) other commitments requiring payments not exceeding $250,000 in the aggregate), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the articles or certificate of incorporation or by-laws or other organizational documents of the Company or any Company Subsidiary, or to the knowledge of Shareholders, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company, any Company Subsidiary or any Shareholder under, any agreement or commitment to which the Company, any Company Subsidiary or any Shareholder is a party or by which the Company, any Company Subsidiary or any Shareholder is bound, or to which the property of the Company, any Company Subsidiary or any Shareholder is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Company or any Company Subsidiary.

     3.5. FINANCIAL STATEMENTS. The Company has heretofore delivered to Jones and Newco: (i) a consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, in each of the years 1996 and 1997; and consolidated statements of income, changes in shareholders' equity (deficit) and cash flows for each of the years then ended, all audited and certified by E&Y, whose reports thereon are included therein; and (ii) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at June 30, 1998 (the "Balance Sheet"), and unaudited consolidated statements of income, shareholders' equity (deficit) and cash flows for the three month period then ended. Such consolidated balance sheets and the notes thereto fairly present the consolidated assets, liabilities and financial condition of the Company and the Company Subsidiaries as at the respective dates thereof, and such consolidated statements of income, changes in shareholders' equity (deficit) and cash flows and the notes thereto fairly present the results of operations for the periods therein referred to; all in accordance with generally accepted accounting principles consistently applied throughout the periods involved except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate. The operating data set forth in Section 3.5 of the Disclosure Schedule with respect to the Company's divisions is complete and accurate in all material respects.

     3.6. NO UNDISCLOSED LIABILITIES; ETC. Except as set forth in Section 3.6 of the Disclosure Schedule, as of June 30, 1998, neither the Company nor any Company Subsidiary had liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) not otherwise disclosed herein which are not reflected or reserved against in the Balance Sheet, which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Balance Sheet.

     3.7. ACCOUNTS RECEIVABLE. All accounts receivable of the Company and each Company Subsidiary (including factored accounts), whether reflected in the Balance Sheet or otherwise, arose in the ordinary course of business in a manner consistent with past practices for goods or services delivered or rendered, and to the knowledge of Shareholders, are not subject to counterclaims or set offs, and have been, or to the knowledge of Shareholders, will be, collected, less the applicable reserves set forth in the Balance Sheet.

     3.8 INVENTORY. Except as set forth in Section 3.8 of the Disclosure Schedule (i) all of the inventories of the Company and each Company Subsidiary whether reflected on the Balance Sheet or otherwise consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality and shrinkage, all of which have been written off or written down to fair market value: (ii) all inventories not written off have been properly priced at the lower of cost or market in accordance with generally accepted accounting principles consistently applied; (iii) the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive or slow moving, but are reasonable and warranted in the present circumstances of the Company and each Company Subsidiary; and (iv) to the knowledge of Shareholders, all work in process and finished goods inventory are free of any material defect or other material deficiency in design, material and workmanship and is usable and suitable for its intended purpose, except for non first-quality work in progress and finished goods inventory arising in the ordinary course of business.

     3.9.  ABSENCE OF CERTAIN CHANGES.  Except as and to the extent set forth in
Section 3.9 of the Disclosure Schedule since the date of the Balance Sheet, neither the Company nor any Company Subsidiary has:

          (a) Suffered any material adverse change in its working capital, financial condition, assets, liabilities, business or operations;

          (b) Incurred any liabilities or commitments or obligations including commitments to make capital expenditures, except for items which were:

             (i) incurred in the ordinary course of business, none of which in the singular or aggregate exceeds $100,000 (counting all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability);

             (ii) consistent with the Company's budget as set forth in Section
        3.9 of the Disclosure Schedule; or

             (iii) consistent with the capital expenditure plan set forth in
        Section 2.14(d) of the Disclosure Schedule;

        or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

          (c) (i) Entered into, extended, materially modified, terminated or renewed any contract, lease, license, permit or commitment, except in the ordinary course of business, or

             (ii) Made purchases of raw materials or supplies, or sold or purchased any assets except for:

             (A) contracts or commitments for the purchase of, and purchases of, raw material or supplies, made in the ordinary course of business and consistent with past practice,

             (B) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business and consistent with past practice,

             (C) capital expenditures consistent with the capital expenditure plan set forth in Section 2.14(d) of the Disclosure Schedule, and

             (D) other contracts, commitments, purchases or sales (other than of inventory) in the ordinary course of business and consistent with past practice the value of which does not exceed $100,000;

          (d) Paid, discharged or satisfied any claim, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business since the date of the Balance Sheet;

          (e) Failed to pay or satisfy its uncontested accounts payable, debts, obligations and other liabilities for a period of 30 days after due;

          (f) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for Permitted Liens (as defined in Section 3.10);

          (g) Written down or up the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

          (h) Canceled any debts in excess of $10,000 individually or in the aggregate or waived any claims or rights of substantial value;

          (i) Disposed of or permitted to lapse any rights to the use of any of the Intellectual Property (as defined in Section 3.12), or disposed of or disclosed (except as necessary in the conduct of its business) to any person other than representatives of Jones any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          (j) Granted or otherwise committed to make any increase in the compensation of those individuals identified as executive officers or senior officers under the caption "Management" in the Registration Statement (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or make any bonus, severance, or termination or similar payments to, or establish, adopt or amend any employee retirement or benefit plan or program; or entered into any collective bargaining agreement, service or termination agreement, excluding increases which may have been granted on an occasional basis and not as part of a plan or program for hourly paid employees;

          (k) Declared any dividends (other than regularly scheduled dividends in respect of the Company Preferred Stock) or made any other form of capital distribution affecting its equity, or paid or incurred directors' fees;

          (l) Made any change in any method of accounting or accounting practice;

          (m) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors except for compensation to directors and officers at rates not exceeding the rates of compensation paid during the fiscal year of the Company ended December 31, 1997;

          (n) To the knowledge of Shareholders, failed to comply in all material respects with all laws applicable to the conduct of business; or

          (o) Agreed, whether in writing or otherwise, to take any action prohibited by this Section.

     3.10.  TITLE TO PROPERTIES:  ENCUMBRANCES.

     (a) Except as shown in Section 3.10(a) of the Disclosure Schedule each of the Company and the Company Subsidiaries has good title to all properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet (except for inventory and obsolete equipment sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), and all the properties and assets purchased by the Company and Company Subsidiaries since the date of the Balance Sheet, which subsequently acquired properties and assets (other than inventory) are reflected in Section 3.10(b) of the Disclosure Schedule (other than immaterial properties and assets acquired in the ordinary course of business or as contemplated by the capital expenditure plan as set forth on Section 2.14(d) of the Disclosure Schedule), except in each case for (i) liens for taxes which are not yet due and payable or which are being contested in good faith, (ii) statutory, common law, builder, mechanic, warehouseman, materialmen, contractor, workmen, repairmen, carrier or other liens which do not interfere with the use by the Company and the Company Subsidiaries of the assets relating to the business of the Company and the Company Subsidiaries or (iii) other restrictions on the use of property which do not materially interfere with the conduct of the ordinary course of business of the Company and the Company Subsidiaries or materially impair the use or value of property (collectively, "Permitted Liens"). Except as set forth in Section 3.10(c) of the Disclosure Schedule, all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, pledges, options, security interests or other encumbrances of any kind or nature whatsoever including, without limitation, leases, chattel mortgages, deed of trusts, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Liens"), and are not, in the case of real property, except as set forth in Section 3.10(d) of the Disclosure Schedule subject to any rights of way, encroachments, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever or other right of third parties, whether voluntarily incurred or arising by operation of law, including, without limitation, any agreement to give any of the foregoing in the future and any contingent sale or other title retention agreement except in each case (i) with respect to all such properties and assets, liens as securing specified liabilities or obligations shown on the Balance Sheet and (ii) for Permitted Liens. The rights, properties and other assets presently owned, leased or licensed by the Company and the Company Subsidiaries and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit each of the Company and the Company Subsidiaries to conduct its business in all material respects in the same manner as its business has been conducted prior to the Closing Date. All of the properties and assets of the Company and the Company Subsidiaries are maintained and operated in conformity with all applicable laws, ordinances, and regulations relating thereto currently in effect, except where such nonconformity would not have a material adverse effect on the business operations of Company.

     (b) All of the assets of Sun Torreon, S.A. de C.V. have been duly and properly transferred to CNC West de Mexico, S.A. de C.V., and CNC West de Mexico, S.A. de C.V. has good title thereto free and clear of all Liens (other than Permitted Liens).

     (c) Maquilas Pami, S.A. de C.V. has good title to and is the named registered holder of the deeds to all of the real property in Mexico previously disclosed by the Company to Jones as being owned by the Company or a Company Subsidiary, and owns such real property free and clear of all Liens (other than Permitted Liens).

     3.11.  PLANTS, STRUCTURES AND EQUIPMENT.  To the knowledge of Shareholders,
(i) the plants, structures and equipment of the Company and each Company Subsidiary are structurally sound with no defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and (ii) none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and to the knowledge of Shareholders, no such violation exists.

     3.12. PATENTS, TRADEMARKS, TRADE NAMES, ETC. The Company and each Company Subsidiary owns, or is licensed or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of the business as heretofore conducted by it (the "Intellectual Property"). Section 3.12(a) of the Disclosure Schedule lists (a) all patents and all registrations and applications for registration of trademarks, trade names and copyrights used or proposed to be used by the Company or any Company Subsidiary, including, with respect to each such trademark, a list of each jurisdiction in which such trademark is registered or in which applications for registration have been filed, any opposition filed and pending, the status of such registrations, oppositions and expirations dates, and a listing of all written licenses and other agreements relating thereto and
(b) a listing of all written agreements relating to technology, know-how or processes which the Company or any Company Subsidiary is licensed or authorized to use by others. Except as set forth in Section 3.12(b) of the Disclosure Schedule, the Company and each Company Subsidiary has the sole and exclusive right to use the Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; to the knowledge of Shareholders, no claims have been asserted by any person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement relating to the use of the Intellectual Property, and Shareholders do not know of any valid basis for any such claim; and to the knowledge of Shareholders, the use of the Intellectual Property by the Company or any Company Subsidiary does not infringe on the rights of any person.

     3.13. LEASES. Section 3.13(a) of the Disclosure Schedule lists all leases (other than leases entered into in the ordinary course of business which individually either require annual payments of less than $100,000 or have terms of less than 3 years) pursuant to which the Company or any Company Subsidiary leases real or personal property, copies of which have previously been delivered to Jones. Except as set forth in Schedule 3.13(b) of the Disclosure Schedule, to the knowledge of Shareholders, all such leases are in full force and effect; there are no existing defaults by the Company or any Company Subsidiary and to the knowledge of Shareholders no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

     3.14. TAXES. Each of the Company and the Company Subsidiaries has duly filed all tax reports and returns required to be filed by it and have duly paid all taxes and other charges due by it (whether or not shown on any tax return) or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of any of them); the reserves for taxes reflected in the Balance Sheet are adequate; and there are no tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current taxes not yet due or which are being contested in good faith with the appropriate taxing authorities as disclosed in Section 3.14 of the Disclosure Schedule. Except to the extent set forth in Section 3.14 of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return for any period. Since January 1, 1991, no claim has been received in writing by the Company, and after due inquiry of the Company's executive officers, the Shareholders are not aware that there has been, during the past twelve months, any oral notice, from an authority in a jurisdiction where any of the Company or Company Subsidiaries does not file tax returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

     3.15.  MATERIAL CONTRACTS.

     (a) The Company has provided or made available to Jones (i) true and complete copies of all material contracts and agreements ("Material Contracts") relating to the business of the Company and the Company Subsidiaries, each of which is included on Section 3.15 of the Disclosure Schedule, or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.15 of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract; and to the knowledge of Shareholders, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default under the Material Contracts.

     (b) In addition, except as set forth on Section 3.15 of the Disclosure
Schedule:

          (i) Neither the Company nor any Company Subsidiary has any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

          (ii) Neither the Company nor any Company Subsidiary has any employment agreements, or any other agreements, understandings or commitments that contain any severance liabilities or obligations;

          (iii) Neither the Company nor any Company Subsidiary has any collective bargaining or union contracts or agreements;

          (iv) Neither the Company nor any Company Subsidiary is restricted by agreement from carrying on its business anywhere it is presently conducting business;

          (v) To the knowledge of Shareholders, neither the Company nor any Company Subsidiary is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or its customers other than in the ordinary course of business consistent with past practice and as reflected in the Projected Balance Sheet (adjusted, as needed, in the Closing Balance Sheet) in accordance with GAAP;

          (vi) To the knowledge of Shareholders, neither the Company nor any Company Subsidiary has guaranteed the obligations of others, other than guarantees of the Company of obligations of the Company Subsidiaries and guarantees of the Company Subsidiaries of obligations of each other or of the Company; and

          (vii) To the knowledge of Shareholders, neither the Company nor any Company Subsidiary has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, other than guarantees of the Company of obligations of the Company Subsidiaries and guarantees of the Company Subsidiaries of obligations of each other or of the Company.

     3.16. CUSTOMERS AND SUPPLIERS. Sections 3.16 (a) and (b) of the Disclosure Schedule, respectively, sets forth: (a) a complete and accurate list of the names of the twenty largest customers of the Company, including the Company Subsidiaries (on a consolidated basis), for each of the Polo and Sun divisions and five largest customers for each of the Todd Oldham and Robert Stock lines in terms of sales during fiscal 1996 and 1997 and the six-month periods ended June 30, 1997 and 1998, showing the approximate total sales by the Company to each such customer during the period; and (b) a complete and accurate list of the twenty largest suppliers of the Company and the Company Subsidiaries (on a consolidated basis) in terms of purchases by the Company during fiscal 1996 and 1997 and the six-month periods ended June 30, 1997 and 1998 showing the approximate total purchases by the Company, including the Company Subsidiaries, from each such supplier during the period. Except to the extent set forth in
Section 3.16(c) of the Disclosure Schedule, there has not been to the knowledge of Shareholders any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer or supplier named in Sections 3.16(a) and 3.16(b).

Except for customers and suppliers named in Schedules 3.16(a) and 3.16(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary had any customer who accounted for more than 5% of the Company's sales (on a consolidated basis) during fiscal 1997 or the six-month period ended June 30, 1998 or any supplier from whom it purchased more than 5% of the goods or services which it purchased during fiscal 1997 or the six-month period ended June 30, 1998.

     3.17.  ORDERS, COMMITMENTS AND RETURNS.

     (a) Accepted and Unfulfilled Orders. Section 3.17(a) of the Disclosure Schedule sets forth the aggregate amounts of all accepted and unfulfilled orders for the sale of merchandise entered into by the Company or any Company Subsidiary as of July 31, 1998 and July 31, 1997.

     (b) Open Purchase Orders. Section 3.17(b) of the Disclosure Schedule sets forth the aggregate amount to be paid by the Company or any Company Subsidiary pursuant to all contracts or commitments for the purchase of supplies involving (in each case) payments in excess of $250,000 by it as of July 31, 1998, all of which orders, contracts and commitments have been made in the ordinary course of business.

     (c) Returns. Section 3.17(c) of the Disclosure Schedule sets forth, as of July 31, 1998, each known claim against the Company or any Company Subsidiary to return merchandise in excess of $5,000 by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable or would give rise to a discount on future purchases or other allowance of any type.

     (d) Chargebacks and Allowances. Section 3.17(d) of the Disclosure Schedule sets forth the aggregate chargebacks and allowances (whether claimed or allowed) for fiscal 1997 and through August 31, 1998.

     3.18.  AGREEMENTS IN FULL FORCE AND EFFECT.  Except as set forth in Section
3.18 of the Disclosure Schedule, to the knowledge of Shareholders, neither the Company nor any Company Subsidiary is in breach or in violation or default, nor has any other party thereto repudiated, any provisions of the contracts, agreements, plans, leases, policies, and licenses referred to in Section 3.15 of the Disclosure Schedule. All contracts, agreements, plans, leases, policies and licenses referred to in Section 3.15 of the Disclosure Schedule are valid and in full force and effect. True and complete copies thereof, with all amendments and supplements thereto, have been heretofore delivered by the Company to Jones.

     3.19. INSURANCE. Section 3.19(a) of the Disclosure Schedule contains an accurate and complete list of all policies and binders of fire, liability, workmen's compensation, products liability and all other forms of insurance maintained by the Company and each Company Subsidiary (except for insurance maintained for employees, which is set forth in Section 3.21(a) of the Disclosure Schedule), and other forms of insurance owned or held by the Company and each Company Subsidiary. All such policies are in full force and effect, all premiums due and payable with respect thereto covering all periods up to and including the Closing Date have been or will be paid, and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of Shareholders, such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company and each Company Subsidiary is a party; are valid, outstanding and enforceable; provide adequate insurance coverage for the assets and operations of the Company and each Company Subsidiary; and will remain in full force and effect until the Closing. Section 3.19(b) of the Disclosure Schedule identifies all risks which the Company and each Company Subsidiary has designated as being self insured. To the knowledge of Shareholders, neither the Company nor any Company Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

     3.20.  LABOR, CUSTOMS, HEALTH AND SAFETY LAW MATTERS.

     (a) Employment Law Matters. Except to the extent set forth in Section 3.20 of the Disclosure Schedule, (a) to the knowledge of Shareholders, the Company, all Company Subsidiaries and their respective subcontractors are in compliance in all material respects with (i) all applicable laws respecting employment and employment practices, terms and conditions of employment and wages (including overtime wages) and hours and (ii) all child and other labor laws and regulations of the United States and other countries in which the Company's products are manufactured or assembled; (b) to the knowledge of Shareholders, the Company and the Company Subsidiaries are not engaged in any unfair labor practice; (c) there is no unfair labor practice complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board; (d) there is no labor strike, slowdown or work stoppage actually pending or, to the knowledge of Shareholders, threatened against the Company or any Company Subsidiary; (e) to the knowledge of Shareholders, no representation question exists respecting the employees of the Company or any Company Subsidiary; (f) no grievance which would have a material adverse effect on the Company or any Company Subsidiary or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of Shareholders, no such grievance or arbitration proceeding is threatened; (g) there is no collective bargaining agreement binding on the Company or any Company Subsidiary; and (h) neither the Company nor any Company Subsidiary has experienced any work stoppage or other labor strike or, to the knowledge of Shareholders, attempts to organize employees of the Company or any Company Subsidiary by organized labor in the past five years.

     (b) Customs, Health and Safety Law Matters. To the knowledge of Shareholders, all of the Company's and the Company Subsidiaries' products are manufactured, offered for sale, sold, labeled, packaged and distributed, and advertised, marketed, promoted, publicized and otherwise exploited in accordance with all applicable customs requirements and country of origin regulations and all applicable laws and regulations relating to health and safety, such as flammability-related laws and regulations, and those laws and regulations relating to the disclosure of information to the consumer, such as truth-in-advertising and fiber content labeling laws and regulations.

     (c) Compliance Monitoring.  Attached as Section 3.20 of the Disclosure
Schedule is a copy of the guidelines pursuant to which the Company and Company Subsidiaries monitor the performance of their respective subcontractors to assure compliance with the laws and regulations described in the foregoing paragraphs.

3.21.  EMPLOYEE BENEFIT PLANS.

     (a) Definitions. The following terms, when used in this Section 3.21, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

          (i) Benefit Arrangement. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy, practice and procedure, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan, or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

          (ii) Employee Plans. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          (iii) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (iv) Multiemployer Plan. "Multiemployer Plan" shall mean any "Multiemployer Plan," as defined in Section 4001(a)(3) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

          (v) PBGC.  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          (vi) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company as defined in
     Section 414(b) or (c) of the Code.

          (vii) Pension Plan. "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

          (viii) Welfare Plan. "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

     (b) Disclosure: Delivery of Copies of Relevant Documents and Other Information. Section 3.21(a) of the Disclosure Schedule contains a complete list of the Company's Employee Plans. True and complete copies of each of the following documents have been previously delivered by Shareholders to Jones and
Newco: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) and all amendments thereto, the most recent summary plan description thereof (if required by ERISA) and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement, including written interpretations thereof and written descriptions thereof which have been distributed to the Company's employees (including descriptions of the number and level of employees covered thereby) and a complete description of any Benefit Arrangement which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each Welfare Plan (other than a "multiemployer plan," as defined in Section 3(37) of ERISA), (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and (v) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan.

     (c) Representations. Except as set forth in Section 3.21(b) of the Disclosure Schedule, Shareholders represent and warrant as follows:

     (I) PENSION PLANS.

          (A) Neither the Company nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to a Pension Plan which is subject to the minimum funding requirements of Section 412 of the Code or
     Part 3 of Title I of ERISA. Neither the Company nor any ERISA Affiliate has any liability for any unpaid contributions due with respect to any Pension Plan.

          (B) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with such entities) has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Sections 401(a) (or 403(a), as appropriate) and 501(a) of the Code and Shareholders are not aware of any circumstances that could reasonably be expected to result in revocation of such determination.

          (C) No Pension Plan, related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with such entities), has been maintained, both as to form and in operation in such a manner that could reasonably be expected to cause Jones or its tax qualified plans to incur any liability under any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

          (D) Neither the Company nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to a Pension Plan subject to Title IV of ERISA.

          (E) Any terminated Pension Plan received a favorable determination letter from the Internal Revenue Service with respect to its termination.

     (ii) MULTIEMPLOYER PLANS. Neither the Company nor any ERISA Affiliate contributes to, or within the past six years has been obligated to contribute to, a Multiemployer Plan.

     (iii) WELFARE PLANS.

          (A) None of the Company's Welfare Plans has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company, or such employee's dependents or spouse, pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan.

          (B) No Welfare Plan which is a "group health plan," as defined in
     Section 607(1) of ERISA, has been operated in such a manner that could reasonably be expected to cause the Company to incur any liability under the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all time.

     (iv) LITIGATION. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits (other than a routine claim for benefits pursuant to the terms of the plan) under any Pension Plan that is pending or, to Shareholders' knowledge, threatened or anticipated against the Company, any ERISA Affiliate or any Pension Plan.

     (v) NO AMENDMENTS. Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan.

     (vi) INSURANCE CONTRACTS. Neither the Company nor any Pension Plan (other than a "multiemployer plan," as defined in Section 3(37) of ERISA) holds as an asset of any Pension Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contact issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

     (vii) NO ACCELERATION OR CREATION OF RIGHTS.  Except as set forth in
Section 3.21(vii) of the Disclosure Schedule, neither the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the transactions contemplated hereby or the related transactions will result in (i) the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock (or the acceleration or creation of any rights under any severance, parachute or change in control agreement) or (ii) require the Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Employee Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (iii) create or give use to any additional vested rights or service credits under any Employee Plan whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

     3.22. LITIGATION. Except as set forth in Section 3.22 of the Disclosure Schedule, there is no action, order, writ, injunction, judgment or decree, or any claim, suit, litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administra-tive agency or commission pending, or to the knowledge of Shareholders, threatened against or involving the Company or any Company Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby. Except as set forth in Section 3.22 of the Disclosure Schedule to the knowledge of Shareholders, neither the Company nor any Company Subsidiary is in default under or in violation of, nor has the Company or any Company Subsidiary received any notice for any claim or default under or violation of, any contract or commitment to which it is a party or by which it is bound. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on its business practices or on its ability to conduct its business in the manner as it is conducted as of the Closing Date or in any manner.

     3.23. NO CONDEMNATION OR EXPROPRIATION. Neither the whole nor any portion of the leaseholds or any other real property of the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Shareholders, has any such condemnation, expropriation or taking been proposed.

     3.24. PERMITS, CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Each of the Company and the Company Subsidiaries has all permits, licenses, franchises, approvals, registrations, authorizations, consents or orders of, or filings (collectively the "Permits") with any governmental authority, whether foreign, federal, state or local, that are required and necessary to conduct its business in substantially the manner in which it is currently being conducted, except where the failure to have any such Permits would not individually or in the aggregate (a) have a material adverse effect on the ability of the Company or any Company Subsidiary to conduct its business in the normal course or (ii) subject the Company to any material cost or expense. To the knowledge of Shareholders, all such Permits are valid and in full force and effect. Other than filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of the Texas Articles of Merger and the Delaware Certificate of Merger, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Company and Shareholders.

     3.25. CONSENTS. Section 3.25 of the Disclosure Schedule sets forth and identifies, including the name of the party and the address, all consents, assignments, releases, waivers and approvals required of any person necessary to consummate the transactions contemplated hereby by the Company and Shareholders.

     3.26. COMPLIANCE WITH LAW. Except as set forth in Section 3.26 of the Disclosure Schedule, the business of the Company and the Company Subsidiaries is, and since January 1, 1995 has been, conducted in accordance with and in compliance with, or in conformity with, all applicable laws, statutes, rules, orders, ordinances, judgments, decrees, or regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions, courts, departments, authorities, and agencies thereof, having jurisdiction over the Company and the Company Subsidiaries, except where any violations would not individually or in the aggregate (i) have a material adverse effect on the ability of the Company or any Company Subsidiary to conduct its business in the ordinary course or (ii) to the knowledge of Shareholders, subject the Company or any Company Subsidiary to any cost or expense. Except as set forth in Section 3.26 of the Disclosure Schedule, within the past three years neither the Company nor any Company Subsidiary has received notice to the effect that it is not in compliance with such laws, statutes, rules, ordinances, judgments, decrees, regulations or other requirements.

     3.27.  COMPLIANCE WITH ENVIRONMENTAL LAWS.

     (a) Definitions. The following terms, when used in this Section 3.27, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

          (i) "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing on, in or into the environment of any Hazardous Substance.

          (ii) "Hazardous Substance" shall mean any quantity of asbestos in any form, formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, solvents, cutting oils, degreasers, machine tool oils, all forms of natural gas, petroleum products, by-products or wastes, any radioactive substance, any solid waste, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law) whether solid, semi-solid, liquid or gas, and any other substance which is now subject to regulation or control under any Environmental Law.

          (iii) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders and licenses which (i) regulate or relate to the protection or remediation of the environment, the use, treatment, storage, transportation, handling or disposal of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property (but not including protection of the health and safety of employees) or (ii) impose liability with respect to any of the foregoing, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. sec. 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. sec. 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. sec. 349, 42 U.S.C. sec.sec. 201, 300), Toxic Substances Control Act (15 U.S.C. sec. 2601 et seq.), Clean Air Act (42 U.S.C. sec. 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec. 9601 et seq.) ("CERCLA"), or any other similar federal, state or local law or foreign law of similar effect, each as amended.

          (iv) "Facilities" shall mean plants, offices, manufacturing facilities, stores, warehouses, improvement administration buildings and real property.

     (b) Facilities. Except as set forth on Section 3.27 of the Disclosure Schedule, the current and former Facilities of the Company and the Company Subsidiaries are, and at all times have been, owned, leased and operated by the Company and the Company Subsidiaries in compliance with all Environmental Laws.

     (c) Permits. Except as set forth on Section 3.27 of the Disclosure Schedule, the Company and the Company Subsidiaries currently have all Permits required under any Environmental Law with respect to their activities and their Facilities, and the Company and the Company Subsidiaries are in compliance with all such Permits.

     (d) Permits Required. Except as set forth on Section 3.27 of the Disclosure Schedule, the consummation of any of the transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required or any requirement under any Environmental Law.

     (e) Information Request and Notice of Violation.  Except as set forth in
Section 3.27 of the Disclosure Schedule or those matters which were fully resolved prior to January 1, 1993, neither the Company nor any Company Subsidiary has received any written notice with respect to any current or former Facility alleging that the Company or any Company Subsidiary is in violation of or in non-compliance with the conditions, requirements, standards or limits of any Permit required under any Environmental Law or the provisions of any Environmental Law, nor has the Company or any Company Subsidiary received a written information request with respect to such alleged or potential violations.

     (f) Pending Actions. Except as set forth on Section 3.27 of the Disclosure Schedule, there is not now pending or, to the knowledge of Shareholders, threatened, any action against the Company or any Company Subsidiary with respect to any of its past or current activities at any time under any Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance.

     (g) Judgments. Except as set forth on Section 3.27 of the Disclosure Schedule, there are no consent decrees, judgments, judicial or administrative orders, or similar decrees, judgments or orders under foreign law, or agreements with, or liens by, any governmental authority, quasi-governmental entity or any other person or entity relating to any Environmental Law which currently regulates, obligates, binds or in any way affects the Company or any Company Subsidiary with respect to past or current activities, the business or any current or former Facility.

     (h) Hazardous Substances. Except as set forth on Section 3.27 of the Disclosure Schedule, there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise currently or formerly existing on, under, about or from the Facilities, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Facilities in full compliance with all Environmental Laws.

     (i) Handling of Hazardous Substances. Except as set forth on Section 3.27 of the Disclosure Schedule, the Company has at all times, with respect to its business, used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws.

     (j) CERCLA or RCRA. Except as set forth on Section 3.27 of the Disclosure Schedule, no current or past use, generation, treatment, transportation, storage, disposal or handling practice of the Company or any Company Subsidiary with respect to any Hazardous Substance has resulted in any liability at the Facilities or at any other site under the CERCLA or RCRA or any applicable state, local or foreign law of similar effect.

     (k) Storage Tank or Pipeline. Except as set forth in Section 3.27 of the Disclosure Schedule, and except for connections with public utilities and discharges to, and intakes from, sewer lines, there are no underground or above ground storage tanks or pipelines at any of the current Facilities of the Company or any Company Subsidiary, and there have been no Releases of Hazardous Substances from any such current underground or above ground storage tanks or pipelines, or from previously removed or closed underground or above ground storage tanks or pipelines, including, without limitation, any Release from or in connection with the filling or emptying of any such tank.

     (l) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in possession or control of or, if not in the possession or control of, after reasonable inquiry of consultants retained by the Company or any Company Subsidiary, are known to and may reasonably be obtained by the Company or any Company Subsidiary, of all environmental audits or assessments which have been conducted at the Facilities since January 1, 1993, either by seller or any attorney, environmental consultant or engineer engaged for such purpose or by any governmental agency, have been previously delivered to Jones and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Shareholders have knowledge is included in Section 3.27 of the Disclosure Schedule.

     (m) Indemnification Agreements. Except as set forth in Section 3.27 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Material Contract (excluding insurance policies disclosed on the Disclosure Schedule or leases or other agreements entered into in the ordinary course of business (such as agreements with vendors or vendees)) under which the Company or any Company Subsidiary is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.

     (n) Releases or Waivers. Since January 1, 1993, neither the Company nor any Company Subsidiary has released in writing any other person or entity from any claim under any Environmental Law or waived in writing any rights concerning liability in connection with any Hazardous Substance.

     (o) Notices, Warnings and Records. Except as set forth on Section 3.27 of the Disclosure Schedule, each of the Company and the Company Subsidiaries has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

     (p) Exclusivity of Representations and Warranties. The representations and warranties set forth in this Section 3.27 are the sole and exclusive representations and warranties being made by the Company and Shareholders in this Agreement with respect to environmental matters.

     3.28. NO OTHER AGREEMENTS. Except as set forth in Section 3.28 of the Disclosure Schedule, neither the Company nor any Shareholder has any commitment or legal obligation, absolute or contingent, to any other person or firm to sell or effect a sale of all or substantially all of the assets of the Company or any Company Subsidiary, to sell or effect a sale of any equity interests of the Company or any Company Subsidiary, to effect any merger, consolidation or the reorganization of the Company or any Company Subsidiary, or to enter into any agreement or cause the entering into of an agreement with respect thereto.

     3.29. BROKERS AND FINDERS. Neither the Company, Shareholders, nor, to the knowledge of Shareholders, any officers, directors or employees of the Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement other than Bear, Stearns & Co. Inc., whose fee is to be paid by the Company prior to the Closing or accrued as a liability on the Closing Balance Sheet.

     3.30. PERSONNEL. Section 3.30 of the Disclosure Schedule sets forth a true and complete list of:

          (a) the names and current salaries of all directors and elected and appointed officers of the Company and the Company Subsidiaries;

          (b) the salaries for all salaried employees of the Company and the Company Subsidiaries by classification, and the date of the last increase in compensation through July 31, 1998.

     3.31. INSIDER INTERESTS. Except as set forth in Section 3.31 of the Disclosure Schedule, no Shareholder and, to the knowledge of Shareholders, no officer or director of the Company is presently a party to any transaction with the Company or any Company Subsidiary including, without limitation, any contract, agreement or arrangement (i) providing for the furnishing of services,
(ii) providing for rental of real or personal property, or (iii) otherwise requiring payments to any such person or any trust, corporation or entity in which such person has any interest including in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company.

     3.32. BANK ACCOUNTS. Sections 3.32 of the Disclosure Schedule sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes or accounts of any nature.

     3.33. REGISTRATION STATEMENT. The Registration Statement was, as to form, in all material respects in compliance with the requirements of Form S-1 when filed. The Registration Statement, when filed, contained no untrue statement of a material fact nor omitted to state a material fact required to be included therein or necessary in light of the circumstances under which it was made in order to make the statements made therein not misleading.

                                   ARTICLE IV

              ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

     Each Shareholder represents, warrants and agrees with Jones and Newco, individually and not jointly, as follows:

     4.1. DUE EXECUTION. This Agreement has been duly executed and delivered by such Shareholder, and is a legal, valid and binding obligation of Shareholder, enforceable against each Shareholder, in accordance with its terms except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.2. NO DISTRIBUTION. The Jones Shares being acquired by Shareholder hereunder are being acquired for his/its own account, for investment and not with a view to or for resale in connection with any "distribution" thereof as such term is used in connection with the registration provisions of the Securities Act of 1933, as amended (the "Securities Act").

     4.3. LEGEND. The following legend shall be affixed to the certificates for Jones Shares issued pursuant to this Agreement:

     The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, nor the laws of any state. Accordingly, these securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability, in the opinion of counsel for the issuer, of an exemption from registration under the Securities Act of 1933, as amended, or the laws of any state. Therefore, the stock transfer agent will effect transfer of this Certificate only in accordance with the above instructions.

     4.4. REVIEW OF APPLICABLE LAWS. Shareholder acknowledges that Jones has informed it that the shares of Jones Common Stock to be received pursuant hereto have not been registered under the Securities Act and may not be sold until they have been registered or an exemption from such registration is available.

     4.5. KNOWLEDGE AND EXPERIENCE. Shareholder has the knowledge and experience in the financial and business matters necessary for making an informed decision on the merits and risk of the investment in the Jones Shares pursuant hereto.

     4.6. AVAILABILITY OF INFORMATION. Shareholder has had an opportunity to meet personally or by telephone conference with officers or representatives of Jones and has been provided with a full opportunity to ask questions of and receive answers from such person concerning the business and affairs of Jones, its past and current operations and financial condition, and the transactions provided for in this Agreement.

     4.7. RESTRICTIONS ON TRANSFERS. Rothfeld, the Rothfeld Family Trust and Grossman (collectively, the "Restricted Shareholders") shall not sell, assign or transfer ("Transfer") their "Restricted Jones Stock" (defined in paragraph (e) below), except in accordance with the following:

          (a) Notwithstanding any provision herein to the contrary, Rothfeld and the Rothfeld Family Trust may at any time Transfer Restricted Jones Stock to their affiliates or to any member of Rothfeld's family or to any trust or other entity for the benefit of any member of Rothfeld's family for estate planning purposes.

          (b) The Restricted Shareholders shall not Transfer any Restricted Jones Stock during the period of six months following the date of issuance of such Restricted Jones Stock.

          (c) At the expiration of the period of six months following the Closing, the restrictions with respect to the Transfer of the Restricted Jones Stock shall lapse in the incremental percentages indicated in the following table:

       Period Following the
        Closing Incremental Percentage
        of Restricted Jones Stock
        as to which Restrictions Lapse

After 6 months..............................................   20%
After 12 months.............................................   40%
After 18 months.............................................   60%
After 24 months.............................................   80%
After 30 months.............................................  100%

          (d) The restrictions on transfer set forth in paragraphs (b) and (c) of this Section 4.7 shall terminate with respect to a Restricted Shareholder in the event that:

             (i) such Restricted Shareholder dies;

             (ii) such Restricted Shareholder becomes disabled to the extent that he or she is incapable of performing the essential functions of the duties required by the Rothfeld Employment Agreement or the Grossman Employment Agreement, as the case may be, for one hundred twenty (120) or more consecutive days, even with reasonable accommodation;

             (iii) an arbitration tribunal or court of competent jurisdiction renders a final and non-appealable decision finding that Rothfeld's or Grossman's employment, as the case may be, was terminated without "Cause" (as such term is defined in the Rothfeld Employment Agreement or the Grossman Employment Agreement, as the case may be) or that Rothfeld or Grossman, as the case may be, terminated his or her employment for "Good Reason" (as such term is defined in the Rothfeld Employment Agreement or the Grossman Employment Agreement, as the case may be); or

             (iv) Jones agrees in writing that Rothfeld's or Grossman's employment, as the case may be, has been terminated without Cause or that Rothfeld or Grossman terminated his or her employment, as the case may be, for Good Reason.

          (e) "Restricted Jones Stock" shall mean the Jones Shares acquired by the Restricted Shareholders at the Closing, as adjusted for stock splits, stock dividends, reclassifications and the like; provided, however, that with respect to the Jones Shares acquired by Rothfeld and the Rothfeld Family Trust, the Restricted Jones Stock shall constitute no more than 40% of the Aggregate Merger Consideration allocated to Rothfeld and the Rothfeld Family Trust and delivered in Jones Common Stock (valuing such shares at the Jones Initial Share Value).

     4.8.  OWNERSHIP OF STOCK.

     (a) Each Shareholder is the lawful owner of the number of Company Shares listed opposite the name of such Shareholder in Section 4.8 of the Disclosure Schedule free and clear of all liens, restrictions, encumbrances and claims of any kind other than as described in Section 4.8 of the Disclosure Schedule.

     (b) Upon consummation of the Merger, Jones will acquire good title to all of the Company Shares, free and clear of any liens, restrictions, encumbrances and claims of any kind whatsoever.

     4.9. RESTRICTIVE COVENANTS OF ROTHFELD. In consideration of Rothfeld's receipt of his portion of the Aggregate Merger Consideration at the Closing, and as a material inducement for Jones and Newco (the Sun Division) to enter into and consummate the transactions contemplated by this Agreement including, without limitation, Jones' agreement to elect Rothfeld as a director of Jones as of the Closing and to include Rothfeld on management's slate of nominees for the Jones Board of Directors as provided under Section 7.10, Rothfeld hereby agrees as follows:

          (a) During the Non-Compete Period (as such term is defined in the Rothfeld Employment Agreement), Rothfeld shall not, whether as an officer, director, owner, employee, partner, investor, agent, shareholder, consultant who receives remuneration of any kind, or advisor who receives remuneration of any kind, directly or indirectly, engage in any of the Businesses then actually conducted by the Sun Division or its affiliates. As used herein, the term "Businesses" shall mean (I) the manufacture or finishing in the United States or Mexico of jeans, jeanswear and casual tops and bottoms, or (II) the sale, at wholesale, in the United States or Canada of jeans, jeanswear, casual tops and bottoms and sportswear, or
     (III) the sale or blending for sale of detergents, chemicals and enzymes of all kinds for use by the garment finishing industry in the United States or Mexico, or (IV) any other business then actually carried on by the Sun Division or its affiliates.

          (b) During the Non-Interference Period (as such term is defined in the Rothfeld Employment Agreement), Rothfeld shall not, directly or indirectly,
     (A) solicit the employment of, interfere or negotiate with or endeavor to entice away from the Sun Division or its affiliates or hire any persons who are then employees or have been employees during the prior six months of the Sun Division or its affiliates, or (B) recommend or support a decision by any person, firm, corporation, association or other entity to solicit (except by means of advertisement in newspapers of general circulation) the employment of, interfere or negotiate with or endeavor to entice away from the Sun Division or its affiliates or hire any persons who are then employees of the Sun Division or its affiliates.

          (c) Rothfeld acknowledges and agrees that the Sun Division and its affiliates, including Jones and its divisions and subsidiaries (collectively, the "Entities"), conduct business on a national and international scale and, as a director of Jones, Rothfeld will be privy to material proprietary and confidential information of and pertaining to all of the Entities, and will participate in the formulation of long-term strategic planning for the Entities. Therefore, Rothfeld agrees that the restrictions contained in this Section 4.9 are reasonable and necessary to protect the legitimate interests of Jones, the Sun Division and their affiliates, including the goodwill and knowledge of the Company being acquired by Newco hereunder.

          (d) Rothfeld acknowledges and agrees that if he should breach a covenant contained herein, Jones' and the Sun Division's remedy at law will be inadequate. Therefore, in addition to any remedy otherwise available to Jones and the Sun Division, Rothfeld agrees that Jones and the Sun Division may be entitled to an injunction restraining him from any such violation. Moreover, if it shall be determined by any arbitration panel or court of competent jurisdiction that any covenant herein is not enforceable due to its geographic area or duration, then it is the intention of the parties that such covenant shall be enforceable to the greatest extent possible, and will be deemed amended so as to reduce the geographic area or duration, as the case may be, to the extent necessary to secure enforceability.

          (e) Rothfeld agrees that the benefits of the provisions of this restrictive covenant shall be assignable to, and enforceable by, any person, firm, corporation or other entity which purchases or acquires all or substantially all of the assets of Jones or the Sun Division and which assumes the liabilities, obligations and duties of Jones or the Sun Division, as the case may be, as contained in this Agreement and the Rothfeld Employment Agreement, either contractually or as a matter of law, unless all or a part of such liabilities, obligations and duties are retained by Jones, provided that Jones has the financial wherewithal to assume and make payments under such agreements.

          (f) Anything herein to the contrary notwithstanding, nothing contained herein shall prohibit Rothfeld from holding, as a passive owner, less than 5% of the outstanding shares of, or any other equity interest in, an entity engaged in a business which is the same as the Businesses or any segment thereof.

     4.10. RESTRICTIVE COVENANTS OF GROSSMAN. In consideration of Grossman's receipt of her portion of the Aggregate Merger Consideration at the Closing, and as a material inducement for Jones and Newco (the Sun Division) to enter into and consummate the transactions contemplated by this Agreement, Grossman hereby agrees as follows:

          (a) During the Non-Compete Period (as such term is defined in the Grossman Employment Agreement), Grossman shall not, whether as an officer, director, owner, employee, partner, investor, agent, shareholder, consultant who receives remuneration of any kind, or advisor who receives remuneration of any kind, directly or indirectly, engage in any of the Businesses then actually conducted by the Sun Division or its affiliates.

          (b) During the Non-Interference Period (as such term is defined in the Grossman Employment Agreement), Grossman shall not, directly or indirectly,
     (A) solicit the employment of, interfere or negotiate with or endeavor to entice away from the Sun Division or its affiliates or hire any persons who are then employees or have been employees during the prior six months of the Sun Division or its affiliates, or (B) recommend or support a decision by any person, firm, corporation, association or other entity to solicit (except by means of advertisement in newspapers of general circulation) the employment of, interfere or negotiate with or endeavor to entice away from the Sun Division or its affiliates or hire any persons who are then employees of the Sun Division or its affiliates.

          (c) Grossman acknowledges and agrees that the Entities conduct business on a national and international scale and, as a Director and executive officer of a major subsidiary of Jones, Grossman will be privy to material proprietary and confidential information of and pertaining to all of the Entities. Therefore, Grossman agrees that the restrictions contained in this Section 4.10 are reasonable and necessary to protect the legitimate interests of Jones, the Sun Division and their affiliates, including the goodwill and knowledge of the Company being acquired by Newco hereunder.

          (d) Grossman acknowledges and agrees that if she should breach a covenant contained herein, Jones' and the Sun Division's remedy at law will be inadequate. Therefore, in addition to any remedy otherwise available to Jones and the Sun Division, Grossman agrees that Jones and the Sun Division may be entitled to an injunction restraining her from any such violation. Moreover, if it shall be determined by any arbitration panel or court of competent jurisdiction that any covenant herein is not enforceable due to its geographic area or duration, then it is the intention of the parties that such covenant shall be enforceable to the greatest extent possible, and will be deemed amended so as to reduce the geographic area or duration, as the case may be, to the extent necessary to secure enforceability.

          (e) Grossman agrees that the benefits of the provisions of this restrictive covenant shall be assignable to, and enforceable by, any person, firm, corporation or other entity which purchases or acquires all or substantially all of the assets of Jones or the Sun Division and which assumes the liabilities, obligations and duties of Jones or the Sun Division, as the case may be, as contained in this Agreement and the Grossman Employment Agreement, either contractually or as a matter of law, unless all or a part of such liabilities, obligations and duties are retained by Jones, provided that Jones has the financial wherewithal to assume and make payments under such agreements.

          (f) Anything herein to the contrary notwithstanding, nothing contained herein shall prohibit Grossman from holding, as a passive owner, less than 5% of the outstanding shares of, or any other equity interest in, an entity engaged in a business which is the same as the Businesses or any segment thereof.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF JONES AND NEWCO

     Jones and Newco jointly represent, warrant, and covenant to Shareholders as follows:

     5.1. CORPORATE ORGANIZATION; ETC. Each of Jones and Newco is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which such qualification is required except jurisdictions in which failure to qualify to do business will have no material adverse effect on the business, operations, properties, assets or financial condition of Jones. The copies of the certificate of incorporation and by-laws and all amendments thereto of Jones heretofore delivered to the Company and are complete and correct copies of such instruments as presently in effect.

     5.2.  FINANCIAL STATEMENTS.

     (a) Jones has heretofore delivered to the Company and Shareholders (i) a copy of Jones' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K"), which contains audited financial statements of Jones consisting of balance sheets as of December 31, 1997 and 1996 and statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, and (ii) a copy of the Jones' Quarterly Report on Form 10-Q for the six-month period ended June 28, 1998 (the "Form 10-Q"), which contains an unaudited balance sheet of Jones as of June 28, 1998 (the "Jones Balance Sheet") and statements of operations and cash flows for the six-month period ended June 28, 1998.

     (b) The Jones Balance Sheet and all other financial statements described above or contained in the Form 10-K and Form 10-Q, including the notes and schedules thereto, have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis and present fairly the consolidated financial position and results of the operations and cash flows of Jones at such date and for such periods, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments.

     5.3. CAPITALIZATION. As of the date of this Agreement, (i) the authorized capital stock of Jones is set forth in the Form 10-K, of which 101,075,448 shares are issued and outstanding and 10,057,942 shares are subject to options, warrants or other rights to purchase or subscribe for capital stock of Jones, and (ii) the authorized capital stock of Newco is 200 shares of Common Stock, of which 200 shares are issued and outstanding. All issued and outstanding shares of capital stock of Jones are validly issued, fully paid and nonassessable and the shares of Jones Common Stock to be issued in connection with the Merger will, when issued, be validly issued, fully paid and non-assessable. Except as set forth in the Form 10-K, there are no outstanding (a) securities convertible into or exchangeable for capital stock of either Jones or Newco; (b) options, warrants or other rights to purchase or subscribe for capital stock of either Jones or Newco other than employee stock options granted by Jones; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of either Jones or Newco, any such convertible or exchangeable securities or any such options, warrants or rights.

     5.4. JONES COMMON STOCK. The Jones Shares to be delivered to Shareholders at the Closing and the shares of Jones Contingent Stock (i) have been duly authorized and will be, when issued to Shareholders in accordance with the terms hereof, validly issued, fully paid and nonassessable and (ii) on the Closing Date shall be approved for trading on the NYSE subject to official notice of issuance.

     5.5. AUTHORIZATION; ETC. Each of Jones and Newco has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of each of Jones and Newco and Jones, as the sole shareholder of Newco, have taken all action required by law, its certificate of incorporation and by-laws or otherwise to be taken by them to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement has been duly executed and delivered and is a valid and binding agreement of Jones and Newco enforceable in accordance with its terms except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     5.6. NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the respective certificate of incorporation, by-laws or other organizational documents of Jones or Newco or, to the knowledge of Jones and Newco, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Jones or Newco, under any agreement or commitment to which Jones or Newco is a party or by which Jones or Newco is bound, or violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     5.7. SEC REPORTS. The Form 10-K and Form 10-Q, and all other reports and proxy statements required to be filed by Jones under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 1995, have been duly and timely filed by Jones, were in compliance with the requirements of their respective forms and were complete and correct in all material respects, as of the dates at which the information was furnished, and contained no untrue statement of a material fact nor omitted to state a material fact required to be included therein or necessary in light of the circumstances under which it was made in order to make the statements made therein not misleading.

     5.8. LITIGATION. Except as set forth in Section 5.8 of the Disclosure Schedule, there is no action, order, writ, injunction, judgment or decree, or any claim, suit, litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of Jones or Newco, threatened against or involving Jones or Newco, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Jones or Newco pursuant to this Agreement or in connection with the transactions contemplated hereby. To the knowledge of Jones and Newco, neither Jones nor Newco nor any of their subsidiaries is in default under or in violation of, nor has Jones nor Newco nor any of their subsidiaries received any notice for any claim or default under or violation of, any contract or commitment to which it is a party or by which it is bound. Neither Jones nor Newco nor any of their subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on its business practices or on its ability to conduct its business in the manner as it is conducted as of the Closing Date.

     5.9. CONSENTS. No approvals are required of any person necessary to the consummation of the transactions contemplated hereby by Jones and Newco except for Jones' license with Polo Ralph Lauren.

     5.10.  SECTION 368(a)(2)(D) REPRESENTATIONS.

     (a) Prior to the Merger, Jones will be in control of Newco within the meaning of Section 368(c) of the Code, and Newco has no plan or intention to issue additional shares of its stock that would result in Jones losing control of Newco within the meaning of Section 368(c) of the Code.

     (b) Jones presently has no plan or intention to take any of the following actions after consummation of the Merger: (i) to liquidate Newco, (ii) to merge Newco with and into another corporation, (iii) to sell or otherwise dispose of the stock of Newco or (iv) to cause Newco to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     (c) Following the Merger, Newco will continue the historic business of the Company or use a significant portion of the Company's business assets in a business in accordance with the requirements of Treasury Regulation Section 1.368-1(d).

     (d) Neither Jones nor any person related to Jones within the meaning of Treasury Regulation Section 1.368-1(e)(3) has any plan or intention to purchase, redeem or otherwise acquire any of the Jones Common Stock (including Jones Contingent Stock) that will be issued in the Merger except for acquisitions made in the ordinary course pursuant to Jones' existing share repurchase program. Following the Merger, any acquisitions of Jones Common Stock or Jones Contingent Stock will not be directed specifically to Shareholders who receive Jones Common Stock pursuant to the Merger.

     5.11. FINANCING. Jones will have, at or prior to the consummation of the Merger and at or prior to each Additional Payment, as the case may be, sufficient funds available to pay (i) the Cash Merger Consideration and the Total Debt of the Company and (ii) each Additional Payment pursuant to this Agreement, respectively.

                                   ARTICLE VI

                      COVENANTS OF SHAREHOLDERS AND JONES

     Shareholders, Jones and Newco hereby covenant and agree, as follows:

     6.1. ACCESS TO THE COMPANY. Until the Closing, Shareholders shall cause the Company to afford to Jones, its counsel, accountants and other representatives, reasonable access during normal business hours to the plants, offices, warehouses, properties, books and records of the Company and the Company Subsidiaries in order that Jones may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company; and Shareholders will cause the Company to cause its officers and accountants to furnish such additional financial and operating data and other information as Jones shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere with the operation of the business of the Company.

     6.2. ACCESS TO JONES. Until the Closing, Jones shall afford to Shareholders, their counsel, accountants and other representatives, reasonable access during normal business hours to the plants, offices, warehouses, properties, books and records of Jones and their subsidiaries in order that Shareholders may have full opportunity to make such investigations as they shall desire to make of the affairs of Jones; and Jones will cause its officers and accountants to furnish such additional financial and operating data and other information as Shareholders shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere with the operation of the business of Jones.

     6.3. AMENDMENT OF DISCLOSURE SCHEDULE. Until the Closing, Jones shall promptly inform Shareholders in writing of any variances discovered by Jones or its representatives in the representations and warranties, or any Disclosure Schedule, of Shareholders contained in this Agreement. In the event (i) Jones fraudulently fails to inform Shareholders in writing of any such variances or
(ii) Shareholders are notified of or discover an inaccuracy in any representation or warranty contained herein or in the Disclosure Schedule or any non-performance of or non-compliance with any covenant or agreement contained herein required to be performed or complied with by Shareholders at or before the Closing, Shareholders may, in the case of clause (ii) above, amend the Disclosure Schedule to reflect such inaccuracy and, in either case, if Jones nevertheless consummates the Merger, notwithstanding the foregoing, Jones shall be deemed to have waived (x) such inaccuracy, non-performance or non-compliance as a condition to its obligation to close hereunder and (y) any indemnity pursuant to this Agreement in respect of such inaccuracy, non-performance or non-compliance, it being understood and agreed that any amendment to the Disclosure Schedule shall not prejudice the right of Jones to terminate this Agreement pursuant to Section 12.1(b).

     6.4. REPAYMENT OF INDEBTEDNESS. At the Closing, Jones will take all action necessary to repay, discharge and obtain releases in respect of those items of the Total Debt which are listed in Section 6.4 of the Disclosure Schedule.

                                  ARTICLE VII

                      ADDITIONAL COVENANTS OF THE PARTIES

     7.1. EMPLOYMENT AGREEMENTS. Concurrently with the execution of this Agreement, Newco or R.L. Management, as the case may be, will enter into the Rothfeld Employment Agreement with Rothfeld and the Grossman Employment Agreement with Grossman, in the forms annexed hereto as Exhibit C-1 and C-2, each of which will become effective at the Closing.

     7.2. REGISTRATION RIGHTS AGREEMENTS. Concurrently with the execution of this Agreement, Jones will enter into an agreement (the "Registration Rights Agreement") with each Shareholder, in the form annexed hereto as Exhibit D, which will become effective at the Closing. Pursuant to the Registration Rights Agreement, Shareholders shall have the right to require Jones to register the Jones Shares and the shares of Jones Contingent Stock on the terms set forth therein.

     7.3. POLO LICENSE. On or before the execution of this Agreement, the parties shall have obtained any necessary or appropriate consents of Polo Ralph Lauren to the transactions contemplated hereby.

     7.4. LEGAL OPINIONS. Concurrently with the execution of this Agreement, counsel to Jones and Newco shall deliver a legal opinion or legal opinions addressed to the Company and Shareholders satisfactory in form and substance to the Company and Shareholders.

     7.5.  LEGAL OPINIONS.  Concurrently with the execution of this Agreement:

          (a) counsel to the Company and Shareholders shall deliver a legal opinion or legal opinions addressed to Jones and Newco satisfactory in form and substance to Jones and Newco;

          (b) Mexican counsel to the Company shall deliver legal opinions addressed to Jones and Newco as to the corporate status and related matters regarding the Company Subsidiaries that are Mexican entities.

     7.6. CONFIDENTIALITY. The parties agree that the confidentiality agreement dated June 4, 1998 shall survive the execution of this Agreement and shall continue in effect in accordance with its terms or, if sooner, until the Effective Time.

     7.7. ANTITRUST LAWS. Within two business days from the date of this Agreement, Shareholders and Jones shall make any and all filings which are required under the HSR Act. Shareholders will cause the Company to furnish to Jones such necessary information and reasonable assistance as Jones may request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act.

     7.8. CONSENTS. Each party hereto shall use its reasonable efforts to obtain, prior to the Closing, all consents (including each consent set forth in Section 3.25 of the Disclosure Schedule, other than those which are being delivered as of the date hereof), assignments, releases, waivers, approvals, permits, registrations and conveyances necessary and appropriate to effect the consummation of the transactions contemplated hereby by such party and will use its reasonable best efforts to cause all conditions precedent to its obligations to consummate the transactions contemplated by this Agreement to be expeditiously satisfied, including requesting early termination of the waiting period under the HSR Act.

     7.9. TAX TREATMENT. Each of Shareholders, the Company, Jones and Newco shall use their reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, shall not take any action that would cause the Merger to fail to qualify as such, shall provide to Skadden, Arps, Slate, Meagher & Flom LLP the representations contained in the certificates to which Sections 8.7 and 9.8 hereof refer and shall not take any action that would cause them to fail to be able to provide such representations.

     7.10.  MANAGEMENT OF THE COMPANY AFTER THE MERGER.

     (a) Jones agrees that from the Closing Date until December 31, 2001, it shall operate the Sun Division as an identifiable division for operational and financial accounting purposes and that so long as Rothfeld is employed by the Sun Division or Jones, Rothfeld shall be President and Chief Executive Officer of the Sun Division.

     (b) Concurrently with the Closing, Rothfeld shall be elected a director of Jones and, for so long as Rothfeld is employed by the Sun Division or Jones under the Rothfeld Employment Agreement, Rothfeld shall be included on management's slate of nominees for the Jones Board of Directors to the extent permitted by law and regulatory agencies.

     (c) Subject to the Rothfeld Employment Agreement, Rothfeld shall (i) provide such reports regarding the Sun Division as Jones currently receives from its other operating divisions (including a budget substantially similar in form and level of detail as the budget set forth in Section 7.10 of the Disclosure Schedule, along with the supporting information relating thereto), provided, that so long as Jones provides or controls the services used to prepare such reports, the Sun Division shall not be responsible for any failure to provide such reports and (ii) have the authority to oversee the day-to-day operations of the business of the Sun Division and shall direct the formulation and execution of both short-term and long-term plans for the Sun Division, subject to approval by the Board of Directors of the Sun Division; provided, however, that he shall be required to obtain the approval of Jones before making any Major Decision (as defined in the Rothfeld Employment Agreement). Notwithstanding anything to the contrary contained herein, Jones shall have the right, upon written notice to Rothfeld, to terminate or limit the authority granted to him pursuant to this
Section 7.10 at any time after there has been a greater than 10% decrease in the EBIT of the Sun Division for any two consecutive calendar quarters on a latest twelve-month basis as compared to the EBIT for the comparable periods of the immediately preceding fiscal year of the Sun Division, except where such decreases are caused by a Force Majeure Event.

     (d) A "Force Majeure Event" shall mean any of the following events which has a material adverse effect on the Sun Division's business: (i) strikes or work stoppages by the Sun Division's, or any of its ten largest customers', suppliers' or distributors', employees, (ii) disruptions to the Sun Division's business caused by a natural disaster or other "Act of God" or disruption in any method of transportation by which the Sun Division or any of its ten largest customers, suppliers or distributors who transport materials or products to or from the Sun Division, (iii) war, declared or undeclared, or civil insurrection in the United States or in Mexico or any other country in which the Sun Division produces or sells at least 20% of its products or (iv) adverse changes in the relationship between the United States and Mexico (including material adverse modifications to the North American Free Trade Agreement) or any other country in which the Sun Division produces or sells at least 20% of its products.

     7.11. COLLECTIVE BARGAINING AGREEMENTS. The parties agree that effective as of the Closing Date, Newco shall assume and continue in full force and effect the Company's collective bargaining agreement with Local 360, Four Rivers District Joint Board, Union of Needletrades, Industrial and Textile Employees, AFL-CIO dated April 7, 1998, which by its terms extended and modified the Company's collective bargaining agreement with Local 360, International Ladies' Garment Workers' Union dated January 28, 1995 -- December 31, 1997. Such assumption by Newco shall not be deemed to limit in any way Shareholders' obligations arising out of their representations and warranties set forth in
Section 3.20(a).

     7.12 ISSUANCE OF COMPANY COMMON STOCK. Prior to the Closing, Grossman shall have been issued (and shall own as of the Closing) a number of shares of the Company Common Stock equal to 1% of the shares of the Company's Common Stock then outstanding, after giving effect to such issuance.

     7.13.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

     (a) For a period of six (6) years after the Effective Time, Newco shall indemnify all present and former directors, officers, employees and agents of the Company for acts or omissions occurring prior to the Effective Time to the fullest extent now provided in Newco's certificate of incorporation and by-laws consistent with applicable law, to the extent such acts or omissions are uninsured, and shall, in connection with defending against any action for which indemnification is available hereunder, reimburse and advance expenses to such officers, directors, employees and agents, from time to time upon receipt of supporting documentation, for any reasonable costs and expenses reasonably incurred by such officers, directors, employees and agents in connection with such defense.

     (b) The indemnification referred to in the foregoing paragraph shall in no way limit or abrogate the obligation of the Shareholders (other than the Rothfeld Family Trust and Grossman) to indemnify Jones and Newco pursuant to
Article XI hereof.

     7.14. BANK ACCOUNTS. From the date hereof until the Closing, Shareholders shall use their reasonable best efforts to deliver to Jones true, correct and complete lists of (i) the locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes or accounts of any nature and
(ii) all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

                                  ARTICLE VIII

           CONDITIONS TO SHAREHOLDERS' AND THE COMPANY'S OBLIGATIONS

     Each and every obligation of Shareholders and the Company to consummate the transactions contemplated by this Agreement shall be subject to satisfaction, on or before Closing, of each of the following conditions, unless waived in writing by Shareholders:

     8.1. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Jones and Newco contained herein shall be in all material respects true and accurate as of the date hereof, except for changes expressly permitted or contemplated by the terms of this Agreement.

     8.2. PERFORMANCE. Jones and Newco shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied respectively with by Jones or Newco on or prior to the Closing.

     8.3. NO INJUNCTION OR RESTRAINT. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     8.4. PAYMENT OF THE MERGER CONSIDERATION. At the Closing, Jones shall have delivered to Shareholders the Tentative Aggregate Merger Consideration.

     8.5. HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     8.6. LISTING OF SHARES. The NYSE shall have approved for listing the Jones Shares, subject to official notice of issuance.

     8.7. TAX OPINION. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP substantially in the form set forth in Exhibit E hereto, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion the merger will qualify as a reorganization described in Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations contained in certificates of officers of the Company and Jones substantially in the form set forth in Exhibit E-1 hereto.

                                   ARTICLE IX

                  CONDITIONS TO OBLIGATIONS OF JONES AND NEWCO

     Each and every obligation of Jones or Newco to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Jones or Newco, as the case may be:

     9.1. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in Article III and Article IV hereof and the Disclosure Schedule shall be in all material respects true, complete and accurate as of the date hereof, except for changes expressly permitted or contemplated by the terms of this Agreement; provided, however, that such changes shall not include any Shareholder amendment made to the Disclosure Schedules as provided for in
Section 6.3 herein.

     9.2. PERFORMANCE. Shareholders shall have performed and complied in all material respects with all agreements, obligations, conditions and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

     9.3. NO INJUNCTION OR RESTRAINT. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     9.4. PAYOFF LETTERS. Jones shall have received from each holder of any part of the Total Debt to be paid at Closing a letter reasonably satisfactory to Jones stating the amount necessary as of the Closing Date to pay and discharge in full the Total Debt held by each such holder.

     9.5. DELIVERY OF STOCK CERTIFICATES. At or prior to the Closing, Shareholders shall have delivered to Jones the certificates representing their Company Common Stock or Company Preferred Stock, as the case may be, for cancellation by the Surviving Corporation.

     9.6. TERMINATION OF AFFILIATE AGREEMENTS AND CERTAIN RESIGNATIONS. Jones shall have received documents reasonably satisfactory to Jones terminating the following agreements with Affiliates of the Company or evidencing certain resignations:

          (a) Employment Agreements between the Company and Rothfeld and R.L. Management and Grossman;

          (b) Stockholders Agreement, dated as of September 26, 1997;

          (c) Vestar Management Agreement, dated as of September 26, 1997;

          (d) Resignations of Company directors and Company Subsidiary officers and directors.

     9.7. HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     9.8. TAX OPINION. Jones and Newco shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially in the form set forth in Exhibit E hereto, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion the Merger will qualify as a reorganization described in Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations contained in certificates of officers of the Company and Jones substantially in the form set forth in Exhibit E-1 hereto.

                                   ARTICLE X

       CONDUCT OF THE COMPANY'S BUSINESS PENDING CLOSING AND RISK OF LOSS

     From the date hereof to the Closing Date, and except as otherwise expressly consented to or approved by Jones or Newco in writing:

     10.1. REGULAR COURSE OF BUSINESS. Shareholders shall use their reasonable best efforts to cause the Company and each Company Subsidiary (i) to carry on its business in the ordinary course consistent with past practice and to use reasonable efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates and (ii) not to engage in any transaction or activity, or enter into any agreement or make any commitment or take any action, inconsistent with, or which would adversely affect its ability to perform any of its material obligations under, this Agreement.

     10.2. ORGANIZATION. Shareholders shall cause the Company to use its reasonable best efforts to preserve its corporate existence and business organization intact, to keep available to Jones its officers and key employees, and to preserve for Jones its relationships with key licensors, suppliers, distributors, customers and others having business relations with it.

     10.3. CERTAIN CHANGES. Shareholders shall cause the Company not to take any of the following actions without the written consent of Jones which consent shall not be unreasonably withheld:

          (a) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business;

          (b) Permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or encumbrance, except for Permitted Liens;

          (c) Dispose of or permit to lapse any rights, contract, licenses, permits or any other rights to the use of any Intellectual Property, or dispose of or disclose to any person, other than an employee in the ordinary course of business and consistent with past practices, any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          (d) Take any action with respect to the grant of any increase in the compensation of officers or directors, grant any bonus, severance or termination pay (including such benefits pursuant to any pension, profit sharing or other plan or commitment) or any increase in the compensation or fringe benefits payable or to become payable to any officer or employee committee to, or implement or otherwise modify or amend any Benefit Arrangement, collective bargaining agreement, employment policy or practice except as permitted by this Agreement;

          (e) Other than as set forth on the capital expenditure plan previously approved by Jones and set forth on Section 2.14(d) of the Disclosure Schedule, make in the aggregate capital expenditures and commitments in excess of $25,000 for additions to property, plant or equipment without the prior written approval of Jones;

          (f) Hire any employee, consultant or independent contractor for compensation, on an annualized basis, exceeding $250,000.00 per annum (provided, however, that Jones shall not, solely on the basis of the amount of compensation, disapprove of an employee, consultant or independent contractor who is proposed to be hired as a replacement for a terminated or departed employee, consultant or independent contractor at a comparable compensation level); or enter into or become bound by any employment or consulting contract or legally binding understanding or arrangement regarding such employment.

          (g) Make, declare or pay any dividend or other distribution (other than regularly scheduled dividends in respect to the Company Preferred Stock) with respect to the Company Common Stock or Company Preferred Stock.

          (h) Dispose of or discontinue any portion of its business which is material to the Company and the Company Subsidiaries taken as a whole or acquire all or any portion of the business of any other entity; provided, however, that the Company shall have the right to acquire 100% of the equity interest in Sun Manufacturing, Inc.

     10.4. CONTRACTS. No contract, lease, license, permit or commitment will be entered into, extended, materially modified, terminated or renewed except in the ordinary course of business and no purchase of raw material or supplies and no sale of assets will be made, by or on behalf of the Company, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business and consistent with past practice, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business and consistent with past practice, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice not in excess of $100,000.

     10.5. INSURANCE OF PROPERTY. The Company shall adequately insure all property, real, personal and mixed, owned or leased by the Company, against all ordinary and insurable risks; and all such property shall be used, operated, maintained and repaired in a manner consistent with past practices. The Company shall not allow or permit to be done any act by which insurance policies may be impaired, terminated or canceled.

     10.6 NO DEFAULT. The Company shall do no act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Material Contract of the Company or which would cause the breach in any material respect of any representation, warranty, or covenant made hereunder.

     10.7. TAX RETURNS. The Company shall prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed by it and shall pay all applicable federal, state and local taxes when due.

     10.8. RISK OF LOSS. If any portion of the Company's property is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, the Company shall give written notice to Jones as soon as practicable (but in no event later than five (5) calendar days) after discovery of such damage or destruction, the amount of insurance, if any, covering such property and the amount, if any, which the Company is otherwise entitled to receive as a consequence.

                                   ARTICLE XI

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in the Disclosure Schedules delivered by or on behalf of the parties pursuant to this Agreement shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Shareholders, Jones and Newco contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date. All such representations and warranties and all claims and causes of action with respect thereto shall terminate on April 30, 2000; provided, however, that (i) the representations and warranties made pursuant to Sections 3.4(a), 4.1, 4.8,
5.4 and 5.5 shall survive without time limitation, (ii) the representations and warranties made pursuant to Section 3.27 shall survive for a period of 4 years,
(iii) the representations and warranties made pursuant to Section 3.14 shall survive until the expiration of the applicable statute of limitations and the representations and warranties made pursuant to Section 5.10 shall survive until the expiration of the applicable statute of limitations. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim (defined in Section 11.2(d) below) made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein. Notwithstanding the foregoing all Claims for

Damages (defined in Section 11.2(a) below) based on fraudulent actions shall survive without time limitation.

     11.2.  INDEMNIFICATION.

     (a) By Shareholders. Shareholders, other than the Rothfeld Family Trust and Grossman, jointly and severally, shall indemnify, save and hold harmless Jones, the Surviving Corporation, their respective affiliates and subsidiaries, and their respective representatives, from and against any and all costs, losses (including without limitation diminution in value), taxes, liabilities, obligations, damages (excluding in each case, consequential damages and lost profits), lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, and other losses resulting from attorney's fees and all amounts paid in investigation, defense or settlement of any of the foregoing less the amount of any related net tax benefits and net insurance benefits actually received by Jones or the Surviving Corporation (herein "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by the Company or Shareholders in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by the Company or Shareholders in or pursuant to this Agreement; (iii) the denial by the Internal Revenue Service of any Tax Benefits, or portion thereof, that were taken into account in computing the amount of Tax Credits Receivable, which denial is confirmed pursuant to a Final Determination (as defined below); and
(iv) those items set forth in Section 3.22 of the Disclosure Schedule, but only to the extent that the Damages relating to such items exceed the accrual and reserves for such items reflected on the Closing Balance Sheet, notwithstanding that such items are set forth in and made part of the Disclosure Schedule; provided, however, that the indemnity under this item (iv) shall exclude the costs and expenses of defending or prosecuting any such item. For purposes of the foregoing sentence, a "Final Determination" means (i) the entry of a decision of a court of competent jurisdiction from which an appeal may no longer be taken or (ii) the execution of a closing agreement or its equivalent between the taxpayer and the Internal Revenue Service. The indemnification made pursuant to item (iii) in the immediately preceding sentence shall survive until the expiration of the applicable statutes of limitations.

     (b) By Jones and the Surviving Corporation. Jones shall indemnify and save and hold harmless Shareholders from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Jones or Newco in or pursuant to this Agreement; and (ii) any breach of any covenant or agreement made by Jones or Newco in or pursuant to this Agreement.

     (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the response to, investigation, trial, defense or other resolution of any actual or threatened lawsuit action, or directive relating to any Claim or potential Claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the response to, investigation, trial, defense or other such resolution of such Claim or potential Claim and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

     (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 11.2 give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 11.2. If any party is entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within thirty (30) calendar days after the service or the citation or summons) or other notice. The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, (i) to take control of the response to, defense, investigation or other resolution of such Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk, and expense, and (iii) to compromise or settle such Claim; provided, however, that the indemnifying party shall not settle any claim without the consent of the indemnified party if the remedy sought against the indemnified party is other than solely for money damages; provided, further, that so long as the limitation set forth in the first sentence of subsection (e) of this Section 11.2 is applicable to Damages incurred by an indemnified party, the indemnifying party will (i) consult with the indemnified party before settling any Claim and (ii) consider in good faith the indemnified party's views with respect to any potential settlement. If the indemnifying party fails to assume the defense of such Claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise, settlement or other resolution of such Claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised, settled or otherwise resolved without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the Claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise, settlement or other resolution. The indemnifying party shall be liable for any settlement of any Claim effected pursuant to and in accordance with this Section 11.2 for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement, judgment or other resolutions.

     (e) Limitations on Liability for Breach of Representations and Warranties.

          (i) "Basket". Neither Jones, Newco, the Company or Shareholders shall be liable to the other under this Section 11.2 for any Damages with respect to any representation or warranty, the inaccuracy of any representation made pursuant to this Agreement or the assertion of any claims subject to indemnification pursuant to this Agreement until the aggregate amount otherwise due the party being indemnified equals or exceeds an accumulated total of $2,250,000 and, with respect to claims for taxes pursuant to
     Section 11.2(a), only to the extent such claim exceeds the accrual for taxes reflected on the Closing Financial Statements. Once such claims equal or exceed the $2,250,000 threshold, the indemnified party will be entitled to the full amount of all indemnified claims in excess of such $2,250,000; provided, however, that such $2,250,000 threshold shall not apply with respect to (A) fraudulent misrepresentations at the time of Closing but not reflected in this Agreement or the Disclosure Schedule or (B) the indemnification made pursuant to item (iii) of Section 11.2(a).

          (ii) Special Allocation as to Liability for Breach of Section
     3.27. After Shareholders have paid a total of $5.0 million to Jones in respect of Damages with respect to a breach of Section 3.27, thereafter all remaining Damages with respect to a breach of Section 3.27 shall be paid 75% by Shareholders and 25% by Jones.

          (iii) Maximum Liability. The maximum liability of Shareholders for all indemnifiable events asserted by Jones pursuant to this Article XI (other than matters asserted under Section 11.2(a)(iii)) shall not exceed $50 million in the aggregate; provided, however, with respect to fraudulent misrepresentations in this Agreement or the Disclosure Schedule the maximum liability of Shareholders shall be the Aggregate Merger Consideration; and provided further, however, that the maximum liability for matters asserted under item (iii) of Section 11.2(a) shall be the sum of the value of all Tax Benefits denied plus all penalties, interest, fees and costs and expenses (including reasonable fees and expenses of counsel) of every nature arising out of or related to such matters.

     11.3.  ARBITRATION.

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article XI, or the breach, termination or validity of this Agreement, shall be finally settled by arbitration in accordance with the Expedited Procedures of the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein (the "Rules"). The place of arbitration shall be New York, New York. There shall be three arbitrators, of whom Jones shall appoint one and Shareholders shall collectively appoint one. The two arbitrators so appointed shall select the chairman of the tribunal within fifteen days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limits provided herein or in the Rules, such arbitrator shall be appointed by the American Arbitration Association. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Judgment upon the award of the arbitrators may be entered in any court of competent jurisdiction. The parties agree that, except as otherwise provided herein, arbitration in accordance with this Section 11.3 is the exclusive dispute resolution mechanism for any matter arising out of or in connection with this Agreement or for the breach, termination or validity hereof.

     (b) For the purposes of an action to enforce an arbitration award under
Section 11.3(a), Jones, Newco, the Company and each Shareholder agrees to consent to the jurisdiction of the Supreme Court of the State of New York and the service of process therein.

     11.4. EXCLUSIVE REMEDY. Jones, Newco, Shareholders, and the Company hereby agree that their sole and exclusive remedies with respect to this Agreement or any matters related to the Company are (with the exception of a remedy in the case of fraud) the remedies set forth in this Article XI. Except with respect to the remedies referred to in the preceding sentence, Jones, Newco, Shareholders and the Company hereby waive, to the fullest extent permitted under applicable law, and forever release each other, for any claims related to this Agreement and/or the Company.

                                  ARTICLE XII

                          TERMINATION AND ABANDONMENT

     12.1. METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

          (a) By mutual written consent of Jones, Newco, the Company and Shareholders; or

          (b) By Jones or Newco:

             (i) on November 2, 1998, if (x) all of the conditions to closing provided for in Articles VIII and IX of this Agreement shall have been met or waived in writing prior to such date and (y) Jones and Newco shall be ready, willing and able to close and the Company or Shareholders shall refuse to close, or

             (ii) on or after December 31, 1998, if any of the conditions to closing provided for in Article IX of this Agreement shall not have been met or waived in writing by Jones or Newco prior to such date;

        provided, however, that no such termination shall result in Jones or Newco waiving any rights they may have pursuant to the proviso to
        Section 12.3(c) hereof; or

          (c) By the Company or Shareholders:

             (i) on November 2, 1998, if (x) all of the conditions to closing provided for in Articles VIII and IX of this Agreement shall have been met or waived in writing prior to such date and (y) the Company and Shareholders shall be ready, willing and able to close and Jones or Newco shall refuse to close, or

             (ii) on or after December 31, 1998, if any of the conditions to closing provided for in Article VIII of this Agreement shall not have been met or waived in writing by the Company or Shareholders prior to such date;

        provided, however, that no such termination shall result in the Company or Shareholders waiving any rights they may have pursuant to the proviso to Section 12.3(c) hereof.

     12.2. TERMINATION UNDER CERTAIN CIRCUMSTANCES. Shareholders and Jones agree to use their reasonable best efforts to cure the breach of any representation or warranty and the nonperformance of any covenant or agreement made by them in this Agreement, and termination pursuant to clauses (b) and (c) of

Section 12.1 shall not be available to any party if the Closing shall have been delayed by any action or failure of such party or by any breach of any provision of this Agreement by such party.

     12.3. PROCEDURE UPON TERMINATION. In the event of termination and abandonment by Jones, Newco, the Company or Shareholders, or all, pursuant to
Section 12.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Jones, Newco, the Company or Shareholders. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

          (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in the manner confidential information is treated in the confidentiality agreement referred to in Section 7.6; and

          (c) In consideration for the time and expense that each party has expended in the due diligence and negotiation of this transaction, no party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a) and (b) of this
     Section 12.3, and neither party shall make any claim, including any action for equitable relief or specific performance, against the other party nor be liable for the costs, expenses, or damages that may result to the other in the event of the other's withdrawal prior to Closing of the transactions contemplated by this Agreement, provided, however, that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

          (d) Section 13.7 shall survive any termination of this Agreement.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

     13.1. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the respective Boards of Directors of Jones, Newco and the Company or by their respective officers authorized by such Shareholders any time prior to the Closing with respect to any terms contained herein.

     13.2. WAIVER OF COMPLIANCE. Any failure of the Company or Shareholders on the one hand, or Jones or Newco, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman, President or Chief Financial Officer of Jones or Newco or the Company, and by Shareholders, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     13.3. EXPENSES, ETC. All of the fees and expenses incurred by Jones and Newco in connection with the transactions contemplated by this Agreement shall be borne by them and all of the fees and expenses incurred by the Company and Shareholders in connection with the transactions contemplated by this Agreement shall be borne by the Company, in each case, including, without limitation, all fees of counsel, advisors, investment bankers, experts, actuaries and accountants of such parties, which fees and expenses shall be either paid prior to the Closing or, to the extent not paid, accrued as liabilities on the Closing Balance Sheet.

     13.4. INTEREST ON LATE PAYMENTS. "Undisputed Late Obligations" shall bear interest beginning on the Due Date (defined below) until paid in full at annual rate of one percent (1.0%) plus the prime rate as declared from time to time by the Chase Manhattan Bank. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation for monies under this Agreement owing from one party to another which remains unpaid 5 days after written notice thereof is delivered to the other party in accordance with

Section 13.5 below (the "Due Date"), which obligation (i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration panel or court of competent jurisdiction to be due and payable.

     13.5. NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person, if sent by Federal Express or other similar overnight delivery service or transmitted by facsimile subsequently confirmed or (b) three days after mailing, if mailed from within the continental United Stated by registered or certified mail, return receipt requested, to the party entitled to receive the same, at the address provided in this Section.

     Any party hereto may change its address by giving notice to the other stating its new address, all in the manner provided herein. Such newly designated address shall thereafter be such party's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

                            (a) If to the Company, to:

                               Sun Apparel, Inc.
                               111 West 40th Street
                               22nd Floor
                               New York, New York 10018
                               Attention: Eric A. Rothfeld
                               Fax: (212) 391-2780

                               with a copy to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                               New York, New York 10022
                               Attn: Alan C. Myers, Esq.
                               Fax: (212) 735-2000

                            (b) If to Jones, to:

                               Jones Apparel Group, Inc.
                               1411 Broadway
                               New York, New York 10018
                               Attn: Herbert J. Goodfriend, Esq. and
                               Attn: Ira M. Dansky, Esq.
                               Fax: (212) 921-5370

                               with a copy to:

                               Phillips Nizer Benjamin Krim & Ballon LLP
                               666 Fifth Avenue
                               New York, New York 10103
                               Attn: Barry H. Fishkin, Esq.
                               Fax: (212) 262-5152

                            (c) If to Shareholders, as follows:

                               If to Rothfeld or the Rothfeld Family Trust:
                               Eric A. Rothfeld
                               791 Park Avenue
                               New York, New York 10021
                               Fax: (212) 734-3860
                                and

                                c/o Sun Apparel, Inc.
                               111 West 40th Street
                               22nd Floor
                               New York, New York 10018
                               Attention: Eric A. Rothfeld
                               Fax: (212) 391-2780

                               with a copy to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                               New York, New York 10022
                               Attn: Alan C. Myers, Esq.
                               Fax: (212) 735-2000

                               If to Grossman:

                               Mindy Grossman
                               170 E. 87th Street
                               New York, New York 10021
                               Fax: (212) 935-0090

                               with a copy to:

                               Boies and Schuller
                               80 Business Park Drive, Suite 110
                               Armonk, New York 10504
                               Attn: Steven Neuwirth, Esq.
                               Fax: (914) 273-9810

                               If to Vestar:

                               Vestar/Sun Holding Company L.L.C.
                               245 Park Avenue
                               41st Floor
                               New York, New York 10167
                               Attn: Sander M. Levy
                               Fax: (212) 808-4922

                               with a copy to:

                               Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               New York, New York 10017
                               Attn: Robert L. Friedman, Esq.
                               Fax: (212) 455-2502

     13.6. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     13.7. PUBLICITY. Prior to the Closing Date, none of the parties hereto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other parties (and in the case of press releases made by Jones or Newco, they shall obtain the prior consent of each Shareholder). This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or the NYSE, except that the party required to make such announcement shall, to the fullest extent possible, consult with the other parties concerning the timing and content of such announcement and obtain such other parties' consent before such announcement is made.

     13.8. GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine.

     13.9. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.10. HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     13.11. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, and all documents required to be delivered thereto and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior negotiations, understandings, discussions, agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto whether written or oral.

     13.12. THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                                          JONES APPAREL GROUP, INC.

                                          By:

                                            ------------------------------------
                                                                          Title:

                                          SAI ACQUISITION CORP.

                                          By:

                                            ------------------------------------
                                                                          Title:

                                          SUN APPAREL, INC.

                                          By:

                                            ------------------------------------
                                                                          Title:

                                          --------------------------------------
                                          ERIC A. ROTHFELD

                                ROTHFELD FAMILY TRUST

                                --------------------------------------

                                By:

                                --------------------------------------, Trustee

                                --------------------------------------
                                MINDY GROSSMAN
                                (as Prospective Shareholder pursuant
                                to section 7.12)

                                VESTAR/SUN HOLDING COMPANY
                                L.L.C.

                                By:

                                  ------------------------------------

                                Title:
                                --------------------------------------